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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Ameriprise Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 8, 2013

Dear Fellow Shareholders:

You are cordially invited to join us for our 2013 annual meeting of shareholders, which will be held on Wednesday, April 24, 2013, at 11:00 a.m., Central time, at the Ameriprise Financial Center, 707 Second Avenue South in Minneapolis, Minnesota 55474. Holders of record of our common stock as of the close of business on February 28, 2013, are entitled to notice of and to vote at the 2013 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as explained on page 71 of the proxy statement.

We look forward to seeing you at the annual meeting and discussing the business of your Company with you.

Very truly yours,

JAMES M. CRACCHIOLO Chairman and Chief Executive Officer

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

Notice of
Annual Meeting of Shareholders

DATE	Wednesday, April 24, 2013, at 11:00 a.m. Central time
PLACE	Ameriprise Financial Center Market Garden — Skyway Level 707 Second Avenue South Minneapolis, Minnesota 55474
ITEMS OF BUSINESS	(1)	To elect nine directors
	(2)	A nonbinding advisory vote to approve the compensation of the named executive officers
	(3)	To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2013
	(4)	A shareholder proposal relating to supermajority voting rights
	(5)	To transact such other business that may properly come before the meeting or any adjournment of the meeting.
RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 28, 2013.

THOMAS R. MOORE Vice President, Corporate Secretary and Chief Governance Officer

March 8, 2013

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

March 8, 2013

Proxy Statement

General Information

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Ameriprise Financial, Inc. for the 2013 annual meeting of shareholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Ameriprise Financial, Inc. as "Ameriprise Financial," "Ameriprise," "the Company," "we," "our" or "us."

We are holding the 2013 annual meeting at 11:00 a.m. Central time, on Wednesday, April 24, 2013, at the Company's Minneapolis headquarters and invite you to attend in person. If you need special assistance at the meeting because of a disability, you may contact Thomas R. Moore, our Vice President, Corporate Secretary and Chief Governance Officer, by telephone at (612) 678-0106, by email at thomas.r.moore@ampf.com or by writing to him at 1098 Ameriprise Financial Center, Minneapolis, MN 55474. We have arranged for a live audio webcast of the 2013 annual meeting to be accessible to the general public on the Internet at ir.ameriprise.com.

Under rules adopted by the Securities and Exchange Commission, we provide our shareholders with the choice of accessing the 2013 annual meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials is being mailed to our shareholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares over the Internet. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference through the meeting date.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to shareholders beginning on or about March 13, 2013.

Voting Information

Record Date

You may vote all shares that you owned as of February 28, 2013, which is the record date for the annual meeting. On February 28, 2013, we had 202,705,659 common shares outstanding at the close of business. Each common share is entitled to one vote on each matter properly brought before the meeting.

Ownership of Shares

You may own common shares in one of the following ways:

•
directly in your name as the shareholder of record, which includes restricted stock awards issued to employees under our long-term incentive plans;

•
indirectly through a broker, bank, trustee, or other holder of record in "street name"; or

•
indirectly in the Ameriprise Financial, Inc. Stock Fund of our 401(k) plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending a Notice Regarding the Availability of Proxy Materials directly to you. As the holder of record, you have the right to vote by proxy, by telephone, by the Internet or by mail (if you request to receive your proxy materials by mail), or to vote in person at the meeting. If you hold your shares in street name, your broker, bank, trustee, or other holder of record is sending a Notice Regarding the Availability of Proxy Materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by submitting voting instructions in the manner directed by your bank, broker, trustee, or other holder of record. Regardless of how you hold your shares, we invite you to attend the annual meeting.

How to Vote

The Notice Regarding the Availability of Proxy Materials that most of our shareholders will receive will have information about Internet voting but is not permitted to include a telephonic voting number because that would enable a shareholder to vote without accessing the proxy materials online. The telephonic voting number will be on the website where the proxy materials can be found. For more information about voting by telephone, please see the next two sections.

Your Vote is Important.    We encourage you to vote promptly. Internet and telephone voting is available through 10:00 a.m. Eastern time on Monday, April 22, 2013, for shares held in the Ameriprise 401(k) plan and through 11:59 p.m. Eastern time on Tuesday, April 23, 2013, for all other shares. You may vote in one of the following ways:

By Telephone.    You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice Regarding the Availability of Proxy Materials. You will be provided with a telephone number for voting at that site. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

By Internet.    You can also vote your shares by the Internet. The Notice Regarding the Availability of Proxy Materials indicates the website you may access for Internet voting using the 12-digit control number included in the notice. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions in the Notice Regarding the Availability of Proxy Materials you receive from your bank, broker, trustee, or other record holder. You may incur telephone and Internet access charges if you vote by the Internet.

By Mail.    If you elect to receive your proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

At the Meeting.    The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without voting instructions for a proposal, your shares will be voted as the Board of Directors recommends for that proposal.

Revocation of Proxies.    You can revoke your proxy at any time before your shares are voted if you: (1) submit a written revocation to our corporate secretary at the meeting; (2) submit a timely later-dated proxy or voting instruction form if you hold shares in street name; (3) provide timely subsequent telephone or Internet voting instructions; or (4) vote in person at the meeting.

Shares Held Under the Ameriprise 401(k) Plan

If you participate in the Ameriprise 401(k) Plan and invest in the Ameriprise Financial, Inc. Stock Fund, your proxy card includes shares that the plan has credited to your account. To allow sufficient time for the plan trustee to vote, the trustee must receive your voting instructions by 10:00 a.m. Eastern time, on Monday, April 22, 2013. If the plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

 Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management unless we must disclose them for legal reasons or in the event of a contested proxy solicitation. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspector of Elections and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum.    We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy.

Votes Required for Proposals

The Board of Directors recommends that you vote "For" each of the nominees in Item (1) and "For" Items (2) and (3). Properly submitted proxies will be voted "For" each such Item unless otherwise specified. The Board of Directors recommends that you vote "Against" Item (4). Properly submitted proxies will be voted "Against" Item (4) unless otherwise specified.

Item		To elect directors and adopt the other proposals, the following proportion of votes is required:
(1)	To elect nine directors	Under the majority voting standard, in an uncontested election, a nominee must receive a number of "For" votes that exceeds 50% of the votes cast*
(2)	A nonbinding advisory vote to approve the compensation of the named executive officers	The affirmative vote of a majority of the votes cast
(3)	To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2013	The affirmative vote of a majority of the votes cast
(4)	A shareholder proposal relating to supermajority voting rights	The affirmative vote of a majority of the votes cast
*
If an uncontested incumbent nominee for director does not receive an affirmative majority of "For" votes, he or she will be required to promptly tender his or her resignation to the Board's independent Nominating and Governance Committee. The committee will then make a recommendation to the Board as to whether the tendered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the tendered resignation and the rationale behind it within 90 days after the election results have been certified. The director who tendered the resignation will not be permitted to vote on the recommendation of the Nominating and Governance Committee or the Board's decision with respect to his or her tendered resignation.

Routine and Non-Routine Proposals.    The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

The rules of the New York Stock Exchange make the election of directors in an uncontested election, the nonbinding advisory vote to approve the compensation of the named executive officers and the shareholder proposal relating to supermajority voting rights non-routine items. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for these items can't exercise discretion to vote their clients' shares. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

How We Count Votes.    In determining whether we have a quorum for the annual meeting, we count abstentions and broker non-votes as present and entitled to vote. For your convenience, we have provided this chart to show whether each item being voted on is routine or non-routine under the rules of the New York Stock Exchange. The chart also shows how abstentions and broker non-votes will be treated in determining the outcome of voting on each item.

Item Being Voted On		Routine/ Non-Routine	Treatment of Abstentions	Treatment of Broker Non-Votes
(1)	To elect nine directors	Non-routine	No effect; not included in numerator or denominator.	No effect; not included in numerator or denominator.
(2)	A nonbinding advisory vote to approve the compensation of the named executive officers	Non-routine	No effect; not included in numerator or denominator.	No effect; not included in numerator or denominator.
(3)	To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2013	Routine	No effect; not included in numerator or denominator.	Broker non-votes do not occur with respect to routine matters.
(4)	A shareholder proposal relating to supermajority voting rights	Non-routine	No effect; not included in numerator or denominator.	No effect; not included in numerator or denominator.

Multiple Shareholders Sharing the Same Address

For those shareholders requesting paper proxy materials who share a single address and would like to receive only one annual report and proxy statement at that address, please contact our corporate secretary. This service, known as "householding," is designed to reduce our printing and postage costs. If after signing up for householding any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our corporate secretary. The contact information for our corporate secretary is provided on page one under "General Information."

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission for no additional compensation. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D.F. King $18,000 plus expenses for these services.

Corporate Governance

This section highlights our corporate governance program. We provide details about these and other corporate governance policies and practices in other sections of the proxy statement and on our website on the Corporate Governance page at ir.ameriprise.com.

Requests for Copies of Materials

You may request copies of any of the documents referred to in this section of the proxy statement by calling Thomas R. Moore, our Vice President, Corporate Secretary and Chief Governance Officer, at (612) 678-0106. You may also write to him by email at thomas.r.moore@ampf.com or by mail at 1098 Ameriprise Financial Center, Minneapolis, MN 55474. We'll provide the copies at no cost to you.

Director Independence

Our Board, acting upon the recommendation of its Nominating and Governance Committee, has affirmatively determined that the following directors have no material relationship with the Company and are therefore independent under the corporate governance listing standards of the New York Stock Exchange: Ms. Marshall and Messrs. Greenberg, Knowlton, Lewis, Noddle, Sarles, Sharpe, and Turner.

Before determining that Mr. Sarles is independent, the Board broadly considered all facts and circumstances relevant to his brother-in-law's employment as a financial advisor of Ameriprise Financial, which began in April 2012. The Board's independent Nominating and Governance Committee first reviewed Mr. Sarles's continued independence at its meeting on July 11, 2012, in light of this circumstance and voted to recommend that the Board reaffirm its prior determination that Mr. Sarles is independent at its meeting on October 4, 2012, which the Board did. Mr. Sarles recused himself from voting on this matter at both meetings. In arriving at this determination, the Board and its Nominating and Governance Committee relied on due diligence performed by management that revealed the following: Mr. Sarles did not exert any influence with respect to the hiring of his brother-in-law; the normal interview and employment practices were followed; Mr. Sarles's brother-in-law has a long history of employment in the financial services industry and was considered highly qualified by those who interviewed him; and Mr. Sarles's brother-in-law is financially independent of Mr. Sarles and there is no financial obligation or other arrangement between them.

Our only non-independent director is Mr. Cracchiolo, our chairman and chief executive officer and the only Company officer serving on the Board.

Independence of Committee Members

As required by the rules of the New York Stock Exchange, only independent directors serve on these standing committees of the Board: Audit; Compensation and Benefits; and Nominating and Governance. Members of the Audit Committee also meet the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation and Benefits Committee also meet the independence standards for "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended, and are considered "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

On the Board's Executive Committee, Mr. Cracchiolo serves as the committee's chairman and the chairmen of the three other standing committees serve as the Executive Committee's other members. The corporate governance rules of the New York Stock Exchange do not require that all members of the Executive Committee be independent directors.

 Categorical Standards of Director Independence

Upon the recommendation of its Nominating and Governance Committee, the Board has approved categorical standards of director independence. These categorical standards: assist the Board in making its independence determinations; provide investors with an adequate means of assessing the quality of the Board's independence; and avoid the excessive disclosure of immaterial relationships. The Board's categorical standards of independence are posted on our website on the Corporate Governance page at ir.ameriprise.com. The categorical standards generally classify as "not material": relationships with our Company arising in the ordinary course of business; relationships with companies of which a director is a shareholder or partnerships of which a director is a partner; contributions made or pledged to charitable organizations with which a director has a relationship; certain familial relationships; and certain social and other relationships. In addition to the New York Stock Exchange's standard independence tests, the Nominating and Governance Committee applied the categorical standards of independence when making its recommendations regarding director independence to the Board of Directors. In making these independence recommendations, the Nominating and Governance Committee considered all relationships and transactions between the director and the Company as described in questionnaires completed by each director and in materials provided by management, which may include transactions discussed in this proxy statement and relationships not considered material under the categorical standards of independence approved by the Board.

Committee Charters

The Board's Audit, Compensation and Benefits, and Nominating and Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee charter satisfies the requirements of the New York Stock Exchange's corporate governance listing standards. Each committee reviews and reassesses the adequacy of its charter at least annually. Each committee will recommend any proposed changes to the Board of Directors for consideration and approval. The committee charters are posted on our website on the Corporate Governance page at ir.ameriprise.com and additional information about each committee is contained in the sections following this summary.

The Executive Committee also operates under a written charter that is approved by the Board of Directors. The Executive Committee's charter is posted on our website at the same location as the other committee charters.

Internal Audit Function

The Company has an internal audit function that is supervised by our general auditor. The Audit Committee reviews the appointment and replacement of the general auditor. The Audit Committee also annually reviews the performance and compensation of the general auditor. The general auditor reports regularly to the Audit Committee, including in executive sessions where he is the only officer present.

Audit Committee Financial Experts

The Board of Directors has determined that William H. Turner, the chairman of the Audit Committee, and H. Jay Sarles, a member of the Audit Committee, are "audit committee financial experts" as that term is defined by the regulations of the Securities and Exchange Commission, or SEC. The Board has also determined that Messrs. Sarles and Turner are financially literate and have accounting or related financial management expertise, as those qualifications are interpreted by the Board in its business judgment. The Board has also determined that each other Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

 Executive Sessions of Independent Directors

The independent directors customarily meet in executive session without management present at each regularly scheduled meeting of the Board. The Board may decide, however, that such an executive session is not required at a particular Board meeting.

Presiding Director

The Company's Corporate Governance Guidelines provide that the then serving chairman of the Nominating and Governance Committee shall act as the Board's presiding director, with the following duties: preside over executive sessions of the non-management and independent directors; serve as the principal liaison between the Board and the Company's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability. Ms. Marshall currently serves as the Board's presiding director.

Communications from Shareholders and Other Interested Parties

Shareholders and other interested parties may make their concerns known to the independent directors by communicating directly with the presiding director or another director via the Company's corporate secretary. You can find more information about how to communicate with our independent directors on page 11 of this proxy statement, under the caption "Communicating with Directors."

Our Board's Leadership Structure

Our Board of Directors determines which leadership structure best serves its needs and those of our shareholders. Currently, Mr. Cracchiolo serves as both the chairman of the Board of Directors and the chief executive officer of the Company. Ms. Marshall, the chairman of the Board's Nominating and Governance Committee, currently serves as the Board's presiding director.

Recognizing that the Company's or the Board's circumstances may change, the Board has no policy with respect to the separation of the offices of the chairman and chief executive officer. As stated in our Corporate Governance Guidelines, "The Board believes that this issue is part of the succession planning process, which is overseen by the Compensation and Benefits Committee, and that it is in the best interests of the Company to make a determination when it elects a new chief executive officer."

The Board believes that Mr. Cracchiolo's service as both chairman and chief executive officer has the following advantages for the Company given the specific characteristics or circumstances of the Company: the preparation for Board meetings, particularly the format and content of Board presentations, is very efficient; there is a single source of leadership and authority for the Board; there is no need to incur additional costs by providing a separate chairman with administrative support and increased compensation; and Mr. Cracchiolo's intimate knowledge of the Company's strategy and day-to-day operations allows him to coordinate Board communications and actions quickly.

The role of the Board's presiding director is an important part of the Board's leadership structure. At other companies, this role may be called a "lead director." Our Corporate Governance Guidelines assign the following duties to the presiding director: preside over executive sessions of non-management and independent directors; serve as principal liaison between the Board's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability.

In addition to the presiding director, our Board has adopted a number of procedures and policies designed to preserve the effectiveness of the independent directors and the transparency of Board operations. For example, each Board agenda includes an executive session of the independent directors, although those directors may decide that one is not needed. Any director is free to suggest agenda items, to request additional time for an agenda topic, or to request information from management. The independent directors also have regular access to members of management other than the chief executive officer. In advance of each regular Board meeting, the corporate secretary asks the independent directors to submit any questions or topics that they would like the chairman and chief executive officer to address at the meeting.

Our Board's Role in Risk Oversight

It is the job of our chief executive officer, chief financial officer, general counsel, and other members of our senior management to identify, assess, and manage our exposure to risk. Our Board plays an important role in overseeing management's performance of these functions. The Board of Directors has approved the charter of its Audit Committee, and that charter lists the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management, the general auditor, and the independent auditors the Company's enterprise-wide risk assessment and risk management processes, including major risk exposures, risk mitigants, and the design and effectiveness of the Company's processes and controls to prevent and detect fraudulent activity. Some aspect of risk management and oversight is discussed at virtually every Audit Committee meeting. The Audit Committee's charter is posted on our website on the Corporate Governance page at ir.ameriprise.com.

As a diversified financial services company, our business is subject to a number of risks and uncertainties, which are described in detail in our Form 10-K for the year ended December 31, 2012, which is included as part of our 2012 Annual Report to Shareholders. The Audit Committee and the Board as a whole receive regular reports from management and our independent auditors on prevailing material risks and the actions being taken to mitigate them. Management also reports to the Audit Committee and the Board on steps being taken to enhance our risk management processes and controls in light of evolving market, business, regulatory, and other conditions. Because five of our eight independent directors serve on the Audit Committee, a majority of the independent directors is closely and regularly involved in the risk oversight function.

Directors who do not serve on the Audit Committee receive copies of the Committee's meeting materials, including draft minutes for each Audit Committee meeting. The chairman of the Audit Committee reports to the entire Board on the Audit Committee's activities and decisions. In addition, each presentation to the Audit Committee or the Board on any significant matter is preceded by an executive summary that includes a section devoted to risk management issues. This section is intended to focus the attention of the Audit Committee and the Board on key risk topics and management's related risk management strategies and processes. As part of its ongoing responsibilities, the Audit Committee reviews and assesses the quality and clarity of the risk management information provided to it and, if necessary, makes recommendations to management for improving this information reporting.

Because we are in a highly regulated industry, the Audit Committee and the Board receive regular reports of examination from our regulators. In part, these reports address risk management topics and, as needed, the Audit Committee and the Board will respond in writing to risk management or other issues raised in the reports. In order to confirm that it is receiving candid and complete information on risk management and other topics, the Audit Committee holds regular separate executive sessions with members of executive management, our independent auditors, and our general auditor.

In response to emerging best practices and regulatory guidelines, the Audit Committee and the Compensation and Benefits Committee have received reports on risks related to our incentive compensation plans across the Company. The committees will continue to receive such reports as needed. These plans cover officers and employees who are not executive officers. We discuss this subject in more detail in the section of the Compensation Discussion and Analysis captioned "Risk and Incentive Compensation" beginning on page 47.

In the preceding section of the proxy statement, we explained our Board's leadership structure. Our chairman and chief executive officer is ultimately responsible for the effectiveness of the Company's risk management processes and is an integral part of our day-to-day risk management processes. He also attends each Audit Committee meeting, except in extraordinary circumstances unrelated to that meeting's agenda. As a result, his ability to lead our enterprise risk management program and to assist in the Board's oversight of that program improves the effectiveness of both the Board's leadership structure and its oversight of risk.

Consideration of Director Candidates Recommended by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders, provided that the requirements explained on page 15 under the caption "Director Nomination Process" are satisfied.

Annual Performance Evaluation Process for the Board and its Committees

The Nominating and Governance Committee oversees an annual performance evaluation process for the Board of Directors and the Audit, Compensation and Benefits, and Nominating and Governance Committees. The process is intended to determine whether the Board and its committees are functioning effectively.

Corporate Governance Guidelines

The Board of Directors has approved Corporate Governance Guidelines. Among other topics, the Corporate Governance Guidelines address: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and the annual performance evaluation of the Board and its committees. The Corporate Governance Guidelines are posted on our website on the Corporate Governance page at ir.ameriprise.com.

Codes of Conduct

We have adopted a Code of Conduct to guide ethical business behavior and decision-making. The Code applies to all of our officers, employees, financial advisors, and their employees, and individuals conducting business on behalf of us and our subsidiaries. Following our Code of Conduct and all applicable laws, regulations, and Company policies is a condition of employment or association with the Company.

The Board of Directors has adopted a Code of Business Conduct for Members of the Board of Directors of Ameriprise Financial, Inc. This Code is intended to focus each director on areas of potential conflicts of interest and provide guidance relating to the recognition and handling of ethical issues. The Code also provides mechanisms to report potential conflicts of interest or unethical conduct and is intended to help to foster a culture of openness and accountability.

Both of these Codes are posted on our website on the Corporate Governance page at ir.ameriprise.com.

 Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines state that directors are expected to attend the annual meeting of shareholders. The corporate secretary reminds each director of this policy in writing in advance of each annual meeting of shareholders. At our 2012 annual meeting of shareholders, all directors then serving were in attendance.

Majority Voting for Directors

Our By-Laws provide for majority voting for directors in uncontested elections. The plurality standard will be used in the case of contested elections. We anticipate that the election of directors to be held at the meeting will be uncontested, and therefore the majority voting standard will apply. We have provided additional information about the By-Law provisions governing majority voting for directors beginning on page three of this proxy statement, under the caption "Votes Required for Proposals."

Director Qualifications and Board Policies

The Board of Directors has determined that directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, business or public sector activities.

Directors should possess integrity, energy, forthrightness, analytical skills and the commitment to devote the necessary time and attention to the Company's affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee will consider whether the candidate has served as the chief executive officer, chief financial officer or other executive officer of a public company with significant policy-making or operational responsibility. The Committee also evaluates a candidate's manifest potential to significantly enhance the effectiveness of the Board and its committees. Experience in an area that is directly relevant to one or more of our business segments is also an important consideration.

The committee considers these specific qualities or skills as being necessary for one or more directors to possess:

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A majority of directors must satisfy the independence standards established by the New York Stock Exchange;

•
Enough independent directors must be financially literate and have accounting or related financial management expertise so that the current and anticipated membership needs of the Audit Committee can be satisfied;

•
Directors are expected to possess the skills, experience, and professional background necessary to gain a sound understanding of our strategic vision, mix of businesses, and approach to regulatory relations and enterprise risk management; and

•
The Board as a whole must possess a mix and breadth of qualities, skills, and experience that will enable it and its committees to promote the best interests of the Company and its shareholders and to address effectively the risk factors to which the Company is subject.

Independent directors have access to individual members of management or to our employees on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at our expense. Directors also have access to our records and files, and directors may contact other directors without informing our management of the purpose or even the fact of such contact.

We believe that each director should have a substantial personal investment in the Company. A personal holding of Company shares or deferred share units having a market value of five times the amount of the current annual cash retainer upon attainment is recommended for each director. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. Directors are expected to attain this ownership threshold within five years of joining the Board. We disclose the dollar value of each outside director's equity holdings as of February 28, 2013, on page 18.

Board Diversity

Our Board of Directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board's Nominating and Governance Committee to review the qualifications of the directors and the composition of the Board as a whole periodically. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, diversity, age, skills, and experience in the context of the needs of the Board. Our Corporate Governance Guidelines provide that the Board will establish the number of directors based on the recommendations of its Nominating and Governance Committee, which will consider, among other factors: the Board's current and anticipated need for directors with specific qualities, skills, experience or backgrounds; the availability of highly qualified candidates; committee workloads and membership needs; and anticipated director retirements.

Whenever the Nominating and Governance Committee engages a search firm to identify potential director candidates, the committee instructs the firm that diversity considerations are highly important. Similarly, whenever the committee considers candidates identified by other directors or shareholders, the same considerations apply. Because our Board of Directors is relatively small, it may not always be possible to recruit a director who has the skills and experience needed by the Board at that time and who also enhances the diversity of the Board. Nevertheless, considerations of diversity will continue to be important factors in identifying and recruiting new directors.

Communicating with Directors

The Board of Directors has provided a means by which shareholders or other interested parties may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone, should be directed to the Company's corporate secretary, who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company's corporate secretary, may not be forwarded to the directors.

If a shareholder or other interested party wishes to communicate a concern to the chairman of the Audit Committee about our financial statements, accounting practices, internal controls or business ethics or corporate conduct, the concern should be submitted in writing to the chairman of the Audit Committee in care of our corporate secretary. If the concern relates to our executive compensation program, the concern should be submitted in writing to the chairman of the Compensation and Benefits Committee in care of our corporate secretary. If the concern relates to our governance practices, the concern should be submitted in writing to the chairman of the Nominating and Governance Committee in care of our corporate secretary. If the shareholder or other interested party is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our corporate secretary. The contact information for the Company's corporate secretary is provided on page one under "General Information".

Our "whistleblower" policy prohibits us or any of our employees from retaliating or taking any adverse action against anyone for raising a compliance or ethical concern in good faith. If a shareholder, employee or other interested party nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to our ethics hotline, at (800) 963-6395. This is a confidential, independent service that allows individuals to report compliance or ethical issues and concerns they may have concerning Ameriprise Financial. An ethics specialist will forward accounting and auditing issues to our general auditor and our general counsel, who will confirm that the matter is properly investigated and, if deemed appropriate, report the results to the Audit Committee.

Board and Committee Meetings

During 2012, the Board of Directors met eight times. All of our directors attended 87% or more of the meetings of the Board and Board committees on which they served in 2012.

Membership on Board Committees

This table lists our four standing Board committees, the directors who currently serve on them, and the number of committee meetings held in 2012.

Audit	Compensation and Benefits	Executive	Nominating and Governance
Mr. Turner(1)	Mr. Noddle(2)	Mr. Cracchiolo(2)	Ms. Marshall(3)
Mr. Greenberg	Mr. Greenberg(4)	Ms. Marshall	Mr. Lewis
Mr. Knowlton	Mr. Knowlton	Mr. Noddle	Mr. Noddle
Mr. Sarles(5)	Mr. Lewis	Mr. Turner	Mr. Sarles
Mr. Sharpe	Ms. Marshall		Mr. Sharpe(6)
Mr. Sharpe
Number of meetings held in 2012

12	7	0	3
(1)
chairman and audit committee financial expert

(2)
chairman

(3)
chairman and presiding director

(4)
Mr. Greenberg was appointed a member of the Compensation and Benefits Committee as of April 25, 2012.

(5)
audit committee financial expert

(6)
Mr. Sharpe was appointed a member of the Nominating and Governance Committee as of April 25, 2012.

Compensation and Benefits Committee

Under its written charter, the Compensation and Benefits Committee's primary purposes are to: establish the philosophy and objectives that will govern our compensation and benefits programs; oversee and approve the compensation and benefits paid to our chief executive officer and other executive officers; recommend to the Board for approval executive and other compensation and benefits plans and arrangements; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of our chief executive officer, chief financial officer, and our highest paid executive officers. A copy of the committee's charter is posted on our website on the Corporate Governance page at ir.ameriprise.com.

The committee is also responsible for oversight of the incentive compensation plans throughout the Company, to the extent and in manner set forth in relevant regulatory guidance or rules and for recommendations to the Board on matters related to nonbinding advisory votes of shareholders to approve the compensation of the named executive officers, submitted as Item 2 of this proxy statement, and the frequency of those votes.

Among other matters, the committee exercises ultimate authority with respect to: the compensation and benefits of our chief executive officer and other executive officers; the approval of grants and awards of equity-based and other incentive awards to our chief executive officer and other executive officers and to employees below the executive officer level; and the engagement, oversight, compensation, and termination of the committee's compensation consultant.

While the Compensation and Benefits Committee oversees our executive compensation program, the Nominating and Governance Committee has the authority to oversee the compensation and benefits of non-management directors and make recommendations on such matters to the Board of Directors for approval. We provide information about the compensation of our outside directors beginning on page 18.

The Compensation and Benefits Committee has the authority under its charter to: retain independent legal or other advisors; ask us to provide the committee with the support of one or more of our officers or employees to assist it in carrying out its duties; and request any of our officers or employees or those of our outside counsel or independent auditors to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

The committee has the authority to determine the appropriate amount of funding to be provided by us for the payment of the compensation of any compensation consultant or other advisor engaged by the committee and for the payment of any administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

The committee has the authority to delegate its authority to one or more subcommittees, including to the committee chairman, who may act on behalf of the committee during the intervals between meetings. Depending on the nature of the authority being delegated, a subcommittee may have to consist of a minimum of two members due to certain federal securities and tax law requirements.

The committee may also delegate its authority to one or more of our officers or employees to the extent permitted by federal securities and income tax laws, Delaware law, the rules of the New York Stock Exchange or the governing compensation plan document.

The committee has delegated certain administrative authority to our chief human resources officer to promote the efficient and timely administration of our compensation and benefits plans.

The Role of Executive Officers.    Our executive officers play the following roles in recommending the amount or form of executive compensation: preparing committee meeting materials related to the performance of the committee's duties, including total compensation tally sheets and other summaries of executive officers' total compensation; proposing the adoption of new or amended compensation or benefits plans; the chief executive officer will make recommendations to the committee for consideration regarding compensation actions for executive officers other than himself; our chief human resources officer will discuss survey and benchmarking data related to executive compensation and other topics of interest to the committee; and our chief financial officer will discuss and explain the setting and calculation of financial performance goals for certain executive compensation plans. No executive officer has the authority to approve his or her compensation or to make equity-based grants to himself or herself, or to any other executive officer.

The Committee's Independent Compensation Consultant.    The Compensation and Benefits Committee currently uses the firm of Frederic W. Cook & Co., Inc. ("Cook") as its independent compensation consultant. The committee has approved a Compensation Consultant Policy that addresses the following topics: the relationship between the committee and its compensation consultant; the criteria that the committee uses to select its consultant; the consultant's duties; how the committee evaluates its compensation consultant; the standards that the committee will apply in determining whether its consultant is independent of the Company's management; and the related disclosure to be provided to our shareholders. We have posted the committee's Compensation Consultant Policy on our website on the Corporate Governance page at ir.ameriprise.com. You can request a copy of the Compensation Consultant Policy by writing to Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, 1098 Ameriprise Financial Center, Minneapolis, MN 55474. You may also email him at thomas.r.moore@ampf.com. He will send you a copy of the policy without charge.

Under the committee's charter, the engagement letter between Cook and the committee, and the Compensation Consultant Policy, the committee is responsible for the appointment, oversight, amount of compensation, evaluation, retention, and termination of its compensation consultant. Cook works for and reports directly to the committee, not the Company's management, with respect to executive compensation matters. The committee recognizes that its consultant will necessarily work with representatives of management on executive compensation and other matters within the scope of the committee's responsibilities. When doing so, however, Cook will act as the committee's representative and solely on the committee's behalf.

In its capacity as the committee's consultant, Cook provided the following services, among others: advice and guidance with respect to trends and issues related to executive compensation; assisting the committee in benchmarking competitive compensation, including the composition of a peer group to be used as a market check or reference point in reviewing proxy compensation data; assisting the committee in developing an executive compensation philosophy and program suited to our business strategy and goals; and preparing reports and analyses for the committee's meeting materials. One or more representatives of Cook attend committee meetings as needed.

At a committee meeting held on February 26, 2013, the committee confirmed that Cook continues to be independent of the Company's management, in light of the five independence standards established in the committee's Compensation Consultant Policy. The lead representative of Cook assigned to the committee engagement represented in writing to the committee that Cook satisfies all five of the independence standards: Cook did not provide the Company with any products and services unrelated to the consultant's engagement with the committee; all products and services provided by Cook to the committee have been provided in the ordinary course of business and on substantially the same terms and conditions, including fees and charges, as would be available to similarly situated parties; Cook has not provided products or services to any executive officer of Ameriprise Financial as an individual client of the firm; the firm's representatives assigned to the engagement are not an "immediate family member", as defined in the policy, of any committee member or any executive officer of Ameriprise Financial; and the firm's representatives are not former employees of Ameriprise Financial or any of its affiliates.

In addition, before reaffirming Cook's continued independence the committee considered the following six specific factors contained in a new Securities and Exchange Commission rule and the related New York Stock Exchange corporate governance listing standards that will become effective on July 1, 2013, and Cook's responses in a letter addressed to Mr. Noddle as the committee chairman, together with other factors the committee deemed relevant: the provision of other services to Ameriprise by Cook; the amount of fees received during 2012 from Ameriprise by Cook as a percentage of Cook's 2012 total revenue; Cook's policies and procedures designed to prevent conflicts of interest; any business or personal relationship between a member of the Cook engagement team with a member of the committee; any Ameriprise Financial stock owned by Cook or by any member of the Ameriprise consulting team or their immediate family members; and any business or personal relationship of Cook or any other employee of Cook with an executive officer of Ameriprise Financial. Cook's responses with respect to the final four factors were qualified by the terms "to the best of our knowledge" or "to our knowledge." Based on this review, the committee determined that no conflict of interest exists that would preclude Cook from independently representing the committee.

At its meeting held on February 26, 2013, the committee also reviewed and discussed Cook's performance in executive session, without representatives of Cook present.

The committee plans to amend and restate its Compensation Consultant Policy during 2013 to reflect the new listing standards referred to above.

Reporting to the Board.    The committee chairman reports to the entire Board regarding each committee meeting. When appropriate these reports and related discussion are conducted in executive session, without management present. Before the committee takes final action with respect to compensation actions affecting the chief executive officer, it first discusses its proposed actions with the other independent directors, without management present.

Management discusses the proposed agenda for each committee meeting with the committee chairman in advance and it is reviewed with the other committee members in advance as well. The committee has adopted a policy of including an executive session on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting. This executive session is held without management present. The committee chairman has the authority to add or delete items from any proposed agenda, and to call special meetings of the committee at any time.

Compensation Committee Interlocks and Insider Participation.    The Compensation and Benefits Committee members include Lon R. Greenberg, Warren D. Knowlton, W. Walker Lewis, Siri S. Marshall, Jeffrey Noddle, chairman, and Robert F. Sharpe, Jr. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of Ameriprise Financial is a director.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter that is posted on our website on the Corporate Governance page at ir.ameriprise.com. The committee's purposes are to: assume a leadership role in shaping the corporate governance of the Company; promote the effective functioning of the Board and its committees; advance the best interests of the Company and its shareholders through the implementation, oversight, and disclosure of sound corporate governance guidelines and practices; periodically review the compensation of outside directors and recommend changes to the Board for approval; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of the Company's outside directors.

In 2011, the committee amended its charter, with the Board's approval, to include oversight responsibility for corporate political spending. Based on the committee's recommendation, the Board also approved a Statement of Principles Governing Corporate Political Spending, which is posted on our website on the Corporate Governance page at ir.ameriprise.com, to govern those contributions and expenditures, if any, made at the direction of the Company's officers with corporate funds. The Company will post an annual corporate political spending report on its website.

The committee has adopted a policy of including an executive session attended by committee members only on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting.

Director Nomination Process.    The Nominating and Governance Committee considers and recommends candidates for election or appointment to the Board. The committee also considers candidates for election to the Board submitted by shareholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board of Directors who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election or appointment, the committee will apply the standards and criteria set forth under the caption "Director Qualifications and Board Policies" beginning on page 10 of this proxy statement. The committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders must follow the procedures described on page 70. Shareholders who wish to submit a candidate for consideration by the Nominating and Governance Committee may do so by sending the candidate's name and supporting information to Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, at the address shown on page one under "General Information."

Audit Committee

The responsibilities of the Audit Committee are described in its written charter and in the following required Audit Committee Report. A copy of the committee's charter is posted on our website on the Corporate Governance page at ir.ameriprise.com. The committee's purposes are to provide assistance to the Board of Directors by: monitoring the integrity of the consolidated financial statements of the Company; monitoring compliance by the Company with legal and regulatory requirements and the Company's Code of Conduct; evaluating and monitoring the independent auditors' qualifications and independence; evaluating and monitoring the performance of the Company's internal audit function and independent auditors, with respect to the parent company and its subsidiaries; and addressing the finance and risk management matters specified in its charter.

The committee has adopted a policy of including executive sessions on the agenda of each committee meeting. Such executive sessions may include committee members only, or may include separate executive sessions between the committee members and the general auditor, representatives of our independent auditors, or representatives of management, including our chief executive officer, chief financial officer, and general counsel. The committee members may decide, however, that executive sessions are not required at a particular meeting.

Audit Committee Financial Experts.    The Board has determined that Mr. Turner and Mr. Sarles are "audit committee financial experts" as defined by the Securities and Exchange Commission regulations and that they have accounting or related financial management expertise, as the Board interpreted such qualification in its business judgment. The Board has also determined that each Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company's consolidated financial statements, to plan or conduct audits or investigations, or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The Company's management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accountants are responsible for the audit of the Company's consolidated financial statements and the audit of the effectiveness of the Company's internal control over financial reporting. In addition, the independent registered public accountants are responsible for the audit of management's assessment of the effectiveness of internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company's audited financial statements. The Audit Committee also has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received the written disclosures and the letter from its independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with the independent accountants its independence.

The Audit Committee discussed with the Company's general auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the general auditor and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee meets with the chief executive officer and chief financial officer of the Company to discuss the Company's control environment and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2012 Annual Report to Shareholders and, for filing with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

MEMBERS OF THE AUDIT COMMITTEE: William H. Turner, Chairman Lon R. Greenberg Warren D. Knowlton H. Jay Sarles Robert F. Sharpe, Jr.

Compensation of Directors

Our compensation philosophy for outside directors.    We compete with other companies for executive talent, as we explain in the Compensation Discussion and Analysis later in this proxy statement. We must also compete with them for persons with the ability, integrity, experience, and judgment required to serve on the board of a public company. We need to attract and retain directors who meet the high qualification standards set by our Board of Directors. In order to do so, we must offer a compensation package that is both competitive and fair in view of the significant time commitment and responsibilities that come with a director's job. Only outside directors receive compensation for serving on our Board. Mr. Cracchiolo does not receive any additional compensation for his service as a director.

We believe that our outside directors should have a substantial personal financial stake in the Company.    Accordingly, a significant portion of our directors' compensation package is equity-based. Also, a director is expected to have an equity holding in the Company with a market value of five times the amount of the current annual cash retainer upon attainment. The current annual cash retainer for the directors is $80,000. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. A director must reach this goal within five years of joining our Board. Shares of our common stock and deferred share units both count toward this goal. Using a closing price of $68.63 for a share of our common stock on February 28, 2013, the value of the common stock and deferred share units beneficially held by our outside directors on that date was as follows, rounded to the nearest dollar: Ms. Marshall ($1,352,354); and Messrs. Greenberg ($567,775); Knowlton ($1,769,007); Lewis ($1,448,093); Noddle ($2,284,418); Sarles ($2,313,792); Sharpe ($4,434,802); and Turner ($1,598,736). As is true for our executive officers, we prohibit our directors from hedging against a decline in the value of our stock.

How and why our outside directors' compensation was determined.    The Board's Nominating and Governance Committee is responsible under its charter for overseeing the compensation and benefits paid to our outside directors. The committee will periodically review the appropriateness of the outside directors' compensation package.

The committee will discuss with an independent consultant any proposed changes to the compensation of outside directors. The committee will then recommend to the Board that it approve such changes as the committee believes are reasonable and appropriate, based in part on the consultant's report and findings. If the Board approves the committee's recommendations, the new compensation package will become effective as of a date set by the Board. There were no changes made to the outside directors' compensation program in 2012.

This chart summarizes the current compensation program for our outside directors. We do not pay meeting fees or grant stock options or restricted stock to our outside directors.

Outside Directors Compensation Program for 2012
Annual Cash Retainer	$80,000
Annual Equity Retainer	$115,000 in the form of Deferred Share Units
Board Meeting Fees	No board meeting fees
Committee Meeting Fees	No committee meeting fees
Committee Member Annual Retainer
Committee members receive an annual retainer as follows: Audit Committee — $15,000; Compensation and Benefits Committee — $10,000; and Nominating and Governance Committee — $10,000. There is no committee member retainer for the members of the Executive Committee.
Committee Chairman Annual Retainer
Committee chairmen receive an annual retainer in addition to the committee member retainer, as follows: Audit Committee chairman — $40,000 ($55,000 total committee retainer); Compensation and Benefits Committee chairman — $15,000 ($25,000 total committee retainer); and the Nominating and Governance Committee chairman — $15,000 ($25,000 total committee retainer)
Charitable Matching Gift Program	Up to $2,000 annually

Perquisites and Personal Benefits.    Our outside directors receive occasional perquisites or personal benefits of reasonable value, such as: commemorative items in connection with their Board service; welcoming gifts at the hotel where they stay during Board meetings or events; holiday gifts; and recreational or other services and amenities when attending an off-site Board long-range planning meeting. We do not provide our directors with a tax gross-up amount on any gifts or other items given to them.

We pay for or reimburse our outside directors for their reasonable travel, lodging, food and other expenses related to their attendance at Board, committee or annual shareholder meetings. Our outside directors may use our corporate aircraft for Board-related travel, subject to the aircraft's availability and other restrictions. In extraordinary or unusual circumstances, such as a family emergency, we may make our corporate aircraft available to our outside directors on an exception basis.

Our outside directors are eligible to participate in our charitable gift matching program on the same basis as our employees. We will match a director's personal contributions to one or more qualifying charitable organizations subject to an annual aggregate limit, which is currently $2,000. Directors' requests for matching gifts are processed by the same outside vendor that we use for employee matching gift requests.

Other Assistance and Payments.    As is true at many other public companies, our in-house counsel and other employees, as well as outside counsel, assist our outside directors in satisfying their legal reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended. We pay for the fees and expenses related to the preparation and filing of Securities and Exchange Commission Forms 3, 4 and 5 for our outside directors, but only for transactions in our equity securities.

A director's Section 16(a) reporting obligations for transactions in our equity securities are imposed solely due to his or her service on our Board. Therefore, we do not consider such assistance and related payments to be perquisites or personal benefits. Nevertheless, we have provided this information to you in the interests of full and transparent disclosure.

 2012 Director Compensation

This table shows the total compensation paid to our outside directors during 2012. The table also discloses other payments, such as deemed dividends on deferred share units and the amount of charitable matching gifts we made, if any, for a director.

Name	Annual Retainer Earned or Paid in Cash	Committee Chairman Retainer Earned or Paid in Cash	Committee Member Retainer Earned or Paid in Cash		Stock Awards(1)	All Other Compensation(2)	Total

Lon R. Greenberg	$80,000		$21,841	(3)	$115,000	$7,231	$224,072
Warren D. Knowlton(4)	80,000		25,000		115,000	29,941	249,941
W. Walker Lewis	80,000		20,000		115,000	26,239	241,239
Siri S. Marshall	80,000	$15,000	20,000		115,000	28,239	258,239
Jeffrey Noddle	80,000	15,000	17,757		115,000	47,221	274,978
H. Jay Sarles	80,000		25,000		115,000	27,739	247,739
Robert F. Sharpe, Jr.	80,000		31,841	(5)	115,000	39,187	266,028
William H. Turner	80,000	40,000	15,000		115,000	28,239	278,239

(1)
The dollar amounts in this column show the grant date fair value of the annual grant of deferred share units. The number of deferred share units credited to a director's account is calculated as follows: the dollar value to be received by the director is divided by the average value of a share of our common stock for the five trading days immediately preceding the annual meeting of shareholders.

(2)
The dollar amount shown in this column is the total of: deemed dividends credited during 2012 to a director's plan account and reinvested in additional deferred share units; and charitable matching gifts we made during 2012 to one or more charitable organizations on behalf of the director. The aggregate incremental cost of perquisites and personal benefits is less than $10,000 for each director. As a result, the Securities and Exchange Commission does not require us to disclose those costs. All deemed dividends were credited at the same rate as the dividends paid to holders of shares of our common stock.

For your convenience, we've broken out the two components of "All Other Compensation" in the chart below. Dollar amounts in each component have been rounded to the nearest dollar.

Name	Deemed Dividends	Charitable Matching Gifts

Lon R. Greenberg	$5,231	$2,000
Warren D. Knowlton	27,941	2,000
W. Walker Lewis	26,239	0
Siri S. Marshall	26,239	2,000
Jeffrey Noddle	45,221	2,000
H. Jay Sarles	26,239	1,500
Robert F. Sharpe, Jr.	39,187	0
William H. Turner	26,239	2,000

(3)
Mr. Greenberg was appointed as a member of the Compensation and Benefits Committee as of April 25, 2012, and his compensation was prorated accordingly.

(4)
Mr. Knowlton elected to defer 25% of his cash retainers for 2012 under the Ameriprise Deferred Compensation Plan for Outside Directors. In lieu of cash, Mr. Knowlton received an aggregate total of 486 deferred share units in his deferred compensation accounts. That number does not include deemed dividends on those units that were reinvested in additional deferred share units.

(5)
Mr. Sharpe was appointed as a member of the Nominating and Governance Committee as of April 25, 2012, and his compensation was prorated accordingly.

Deferred Share Plan for Outside Directors.    All of our outside directors participate in the Ameriprise Financial Deferred Share Plan for Outside Directors. Each outside director receives an annual grant of deferred share units immediately following the annual meeting of shareholders. A deferred share unit is a phantom share of our common stock that tracks the value of our common stock. A deferred share unit receives deemed dividends in the same amount paid on a share of our common stock, but it has no voting rights. Outside directors may also choose to defer part or all of their annual cash retainer and any committee retainer under the plan. This deferral feature is voluntary and during 2012 one of our directors, Mr. Knowlton, elected to defer 25% of his cash retainers into deferred share units.

Deferred share units issued to outside directors in 2012.    This table shows the number of deferred share units issued to outside directors during 2012. In order to simplify the presentation, we have rounded the numbers shown to the nearest unit. During 2012, directors' accounts were credited with deemed dividends on the deferred share units at the same rate as the dividends paid on a share of our common stock. These deemed dividends were reinvested in additional deferred share units.

	DSU Balances as of December 31, 2011			DSUs Credited During 2012				DSU Balances as of December 31, 2012
Name	Annual Equity Grant	Retainer Deferral	Total DSUs†	Annual Equity Grant	Reinvested Deemed Dividends	Retainer Deferral	Total DSUs	Annual Equity Grant	Retainer Deferral	Total DSUs††

Lon R. Greenberg	1,888	0	1,888	2,160	97	0	2,257	4,145	0	4,145
Warren D. Knowlton	13,161	4,116	17,277	2,160	518	486	3,164	15,720	4,721	20,441
W. Walker Lewis	16,432	0	16,432	2,160	486	0	2,646	19,078		19,078
Siri S. Marshall	16,432	0	16,432	2,160	486	0	2,646	19,078		19,078
Jeffrey Noddle	16,432	13,140	29,572	2,160	838	0	2,998	19,078	13,492	32,570
H. Jay Sarles	16,432	0	16,432	2,160	486	0	2,646	19,078		19,078
Robert F. Sharpe, Jr.	16,432	8,963	25,395	2,160	726	0	2,886	19,078	9,203	28,281
William H. Turner	16,432	0	16,432	2,160	486	0	2,646	19,078		19,078

†
Includes 2011 deemed dividends reinvested in additional Deferred Share Units.

††
Includes 2012 deemed dividends reinvested in additional Deferred Share Units.

 Outside Directors Deferred Share Plan

FEATURE	ANNUAL GRANT	ELECTIVE RETAINER DEFERRAL

Amount

•

$115,000

•

Outside directors whose first term is less than one year long will receive a pro-rata grant based on their length of service between their appointment to the Board and the next annual meeting of shareholders

• Before the beginning of each calendar year, a director may elect to defer up to 100% of the annual cash retainer and any committee chairman or member retainer, in 25% increments
Investment Options	• Only investment option is Ameriprise deferred share units, credited to a separate annual equity grant deferred share unit account

•

Director may choose to invest deferred amounts in one or both of these options: Ameriprise deferred share units or a cash account that receives a market rate of interest, credited on the last day of each month

Number of Deferred Share Units Credited

•

The number of deferred share units is determined by dividing the dollar amount awarded by the average closing price of a share of our common stock for the five trading days preceding the date of our annual shareholders meeting, or for a director who joins the Board after the date of the most recent annual meeting, the five trading days following the public release of our earnings during the quarter the director joins

•

The number of units credited is determined by dividing the quarterly deferral amount by the average closing price of a share of our common stock for the five trading days immediately preceding the fifth trading day following the public release of our earnings results for the quarter

Dividend Equivalent Reinvestment	• Account is credited with additional deferred share units on each dividend payment date for our common stock	• Deemed dividends on deferred share units are reinvested in the same manner used for the annual equity grant account

•

Number of additional units is calculated by first multiplying the number of units held on the dividend record date by the dividend payable on a share of our common stock; that number is then divided by the average of the high and low prices of a share of our common stock on the dividend payment date

Distribution	• Single payment in shares of our common stock following the director's end of service

•

A director makes a distribution election at the same time he or she makes a deferral election, and that election applies to that year's deferrals. A director makes a new distribution election each year. A director has three distribution choices:

• Lump sum on March 31 of a specified year
• Lump sum following the director's end of service
• Up to five annual installments following the director's end of service
Change in Control	• Upon a change in control, the entire account will be distributed in shares of our common stock	• Upon a change in control, all amounts held in either account will be distributed as explained immediately above

Ownership of Our Common Shares

The table below shows how many Ameriprise common shares certain individuals and entities beneficially owned on February 28, 2013. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current directors; (3) the five executive officers named in the compensation tables included in subsequent sections of this proxy statement; and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if the person has or shares voting or investment power over the shares or the right to acquire such power within 60 days of February 28, 2013. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

The column captioned "Deferred Share Units" shows DSUs owned by non-management directors through the Outside Directors Deferred Share Plan and phantom units owned by the executive officers under the Company's Supplemental Retirement Plan. The information in this column is not required by the rules of the Securities and Exchange Commission because these units carry no voting rights and will be settled in shares of common stock that the recipient does not have the right to acquire within 60 days of February 28, 2013. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.

Name	Number of Shares Owned(4)(5)		Right to Acquire(6)	Percent of Class	Deferred Share Units

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	12,660,312	(1)		6.2%

JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	11,436,585	(2)	—	5.6%	—

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,290,007	(3)	—	5.0%	—

Lon R. Greenberg	4,100			*	4,173
Warren D. Knowlton	5,000	(7)	—	*	20,776
W. Walker Lewis	1,895		—	*	19,205
Siri S. Marshall	500		—	*	19,205
Jeffrey Noddle	500	(7)	—	*	32,786
H. Jay Sarles	14,509	(8)	—	*	19,205
Robert F. Sharpe, Jr.	36,150	(9)	—	*	28,469
William H. Turner	4,090	(10)	—	*	19,205

James M. Cracchiolo	322,506		2,544,300	1.41%	104,653
Walter S. Berman	35,078		633,428	*	33,267
William F. Truscott	82,078		568,529	*	4,668
Donald E. Froude	57,619		217,051	*	32,973
Kim M. Sharan	39,673		181,783	*	1,897
All current directors and executive officers (21 individuals)	829,831		4,930,312	2.84%	369,747

*
Less than 1%.

(1)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013, by Wellington Management Company, LLP, which contained information as of December 31, 2012.

(2)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2013, by JPMorgan Chase & Co., which contained information as of December 31, 2012.

(3)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2013, by BlackRock, Inc., which contained information as of December 31, 2012.

(4)
This column includes shares held in employee benefit plan accounts on February 28, 2013, as follows:

Name	Number of Shares in Plan Accounts

James M. Cracchiolo	1,379
Walter S. Berman	291
William F. Truscott	247
Donald E. Froude	3,706
Kim M. Sharan	253
All executive officers, including those named above	10,216

(5)
Executive officers hold restricted shares that we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares

James M. Cracchiolo	53,477
Walter S. Berman	17,261
William F. Truscott	18,373
Donald E. Froude	11,372
Kim M. Sharan	7,428
All executive officers, including those named above	144,983

(6)
These are shares that the named individuals have the right to acquire within 60 days of February 28, 2013, upon the exercise of stock options that they hold.

(7)
Shares are held in a margin account and may be, or may become, pledged as security for the account.

(8)
Shares are held indirectly in the H. Jay Sarles Revocable Trust. Shares are held in a margin account and are pledged as security for the account.

(9)
Includes 17,500 shares held in the Robert F. Sharpe, Sr. Credit Shelter Trust, 3,000 shares held in an Individual Retirement Account, and 1,650 shares held in the Audrey R. Sharpe Irrevocable Trust. Of the total shares, 23,150 are held in a margin account and may be, or may become, pledged as security for the account.

(10)
Includes 80 shares held indirectly in the William H. Turner Individual Retirement Account and 10 shares held in the Turner Family Foundation.

Items to Be Voted on by Shareholders

Item 1 — Election of Directors

This is the first year that all of our directors will stand together for re-election. Beginning at this meeting, you will vote for all director candidates for a one-year term.

Our Board of Directors has fixed the number of directors at nine.

At this year's annual meeting, the terms of all nine directors will expire. At our 2010 annual meeting of shareholders, our shareholders approved an amendment to Article V of the Company's Certificate of Incorporation that provides for the elimination of the Company's classified board structure effective as of the 2013 annual meeting of shareholders. Accordingly, the directors elected at this annual meeting of shareholders will be elected for a one-year term ending at the 2014 annual meeting.

The Board has appointed Walter S. Berman, John C. Junek, and Thomas R. Moore as proxies who will vote your shares on your behalf. Their names appear on the proxy card. Proxies will be voted "For" the election of each of the nine nominees unless you indicate on the proxy card or voting instructions that you vote "Against" or "Abstain" from voting with respect to, any or all of the nominees. The telephone and Internet proxy submission procedures will include instructions on how to abstain from voting with respect to any or all nominees. We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person nominated by the Nominating and Governance Committee. Alternatively, the Board of Directors, at its option, may reduce the number of directors.

We currently expect that the election of directors will be uncontested and therefore the nominees for director will be subject to a majority voting standard, as explained in more detail on page three.

The Board of Directors recommends a vote "For" the election of the nine director nominees. Proxies will be voted "For" the election of all nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

The Securities and Exchange Commission's rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We've provided this discussion in a separate paragraph immediately below the biographical information provided by each director in the following section.

All of our directors possess the minimum qualities and skills described in the section of the proxy statement captioned "Director Qualifications and Board Policies", beginning on page 10. In addition, one or more of our directors possess the specific qualities or skills considered necessary by the Nominating and Governance Committee, also described in that section.

As you read the disclosures, please keep these points in mind. First, if a specific qualification, attribute or skill is ascribed to one or more directors, that does not necessarily imply that other directors do not possess that qualification, attribute or skill. Second, this disclosure does not impose on the director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each member of the Board of Directors. Third, the disclosure does not affect the duties, obligations, or liability of any other member of the Board of Directors.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company's business and structure at that time, the content of this discussion may change for one or more directors in future years.

 Directors — Nominees for Terms Ending In 2014

James M. Cracchiolo:    Age 54, Chairman and Chief Executive Officer of the Company since September 30, 2005. Mr. Cracchiolo has been chairman and chief executive officer of Ameriprise Financial, Inc. since September 30, 2005, when American Express Financial Corporation completed its spin-off from American Express Company. Prior to that, Mr. Cracchiolo was chairman and chief executive officer of American Express Financial Corporation since March 2001, president and chief executive officer of American Express Financial Corporation since November 2000, and group president, global financial services of American Express since June 2000. He served as chairman of American Express Bank Ltd. from September 2000 until April 2005 and served as president and chief executive officer of Travel Related Services International from May 1998 through July 2003. Mr. Cracchiolo joined American Express in 1982. He is an advisor to the March of Dimes and previously served on the board of Tech Data Corporation.

Mr. Cracchiolo has 30 years of experience in the financial services industry. He held senior leadership positions at the American Express Company and its various subsidiaries before becoming the chairman and chief executive officer of Ameriprise Financial when it became a public company in 2005 as a result of our spin-off from American Express. Those positions gave Mr. Cracchiolo experience as a chief financial officer, a manager of significant business lines, and a leader of large, complex global operations. As a result of this experience, Mr. Cracchiolo brings to the Board valuable skills and a strong background in: financial controls and reporting; balance sheet management; risk management; marketing; annual and long-term business planning; and the negotiation and integration of acquisitions. Mr. Cracchiolo is a member of Business Roundtable and The Financial Services Roundtable and previously served on the boards of directors of the American Council of Life Insurers and The Financial Services Roundtable. His involvement with these organizations enables Mr. Cracchiolo to keep the Board informed on current legislative, regulatory, and economic issues relevant to our businesses.

Mr. Cracchiolo holds a bachelor's degree in accounting and economics and a master's of business administration degree in finance, both from New York University. He also holds a Certified Public Accountant designation in New York State and is certified as a General Securities Representative and General Securities Principal in the United States.

Lon R. Greenberg:    Age 62, director since June 7, 2011. Mr. Greenberg has been Chairman and Chief Executive Officer of UGI Corporation since 1996. UGI Corporation is a distributor and marketer of energy products and services including propane, butane, natural gas and electricity. He joined UGI in 1980 and held various positions until he became CEO in 1995. He is also Chairman of AmeriGas Propane, Inc. Prior to joining UGI, Mr. Greenberg received his B.S. in Economics from The Wharton School of the University of Pennsylvania. He continued his education at Villanova Law School and the Harvard Business School's Advanced Management Program. After clerking for the Superior Court of Pennsylvania, he joined the law firm of Morgan Lewis. Mr. Greenberg also serves on the boards of directors of Aqua America, Inc.; Temple University and Temple University Health System; PA Business Council; the Greater Philadelphia Chamber of Commerce's CEO Council for Growth and the United Way of Greater Philadelphia and Southeastern New Jersey (currently serves as Chairman). Mr. Greenberg is a former Chairman of the World LP Gas Association and currently serves as a member of its Board of Directors.

Mr. Greenberg, who is an attorney-at-law, has served as the chairman and chief executive officer of a public company since 1996. He has broad experience with the financial, risk management, operational, regulatory and corporate governance issues affecting a public company and its shareholders. Mr. Greenberg also has significant experience in mergers and acquisitions, both in the United States and abroad, which will enable him to provide valuable advice and insights on future transactions to the Board and management. With the advice and assistance of a nationally recognized search firm, the Board's independent Nominating and Governance Committee conducted a year-long selection process that included a number of potential candidates other than Mr. Greenberg. The Committee's due diligence efforts included interviews of Mr. Greenberg by a majority of all directors and a review of numerous comments provided by references familiar with Mr. Greenberg. As a result of those due diligence efforts, the Committee and the Board concluded that Mr. Greenberg has the integrity, independence of thought, work ethic, analytical skills and knowledge necessary to enhance the Board's effectiveness.

Warren D. Knowlton:    Age 66, director since September 28, 2006. Mr. Knowlton is the former chairman of Graham Packaging Company, L.P., a leading international supplier of plastic food and beverage containers, having served in that position from 2009 until he resigned as of January 1, 2010. Formerly, Mr. Knowlton served as chief executive officer of Graham Packaging Company, L.P. from December 2006 to December 2007 and served as both chairman and chief executive officer in 2008. Prior to joining Graham Packaging Company, L.P., Mr. Knowlton was the chief executive officer and board member of The Morgan Crucible Company plc, a U.K.-based engineered specialty materials company with global operations. Prior to joining The Morgan Crucible Company plc, he held senior leadership positions with Pilkington plc and Owens Corning in both the U.S. and international markets. Mr. Knowlton resigned from his position as a director of Smith & Nephew in 2010, having served on its board since 2000.

Mr. Knowlton's experience as the chairman and chief executive officer of a multinational company has enabled him to advise the Board and management on long-range and business planning, executive compensation programs and trends in client needs. Mr. Knowlton is also the only director who is a certified financial planner, which gives him a unique insight into our integrated business model. He continues to travel globally for business purposes and has lived outside the United States and run two multi-national companies. Therefore, he can provide a comparative view of how companies in other countries, particularly the United Kingdom, address corporate governance and compensation issues.

W. Walker Lewis:    Age 68, director since September 30, 2005. Mr. Lewis serves as chairman of Devon Value Advisers, a financial consulting and investment banking firm that he founded in 1997. Prior to that, Mr. Lewis was a senior advisor at Dillon Read and served as a managing director of Kidder Peabody, where he was a member of the firm's management committee. From 1991 to 1993, Mr. Lewis was president of Avon Products Incorporated, North America and a member of the Office of the Chairman of Avon Incorporated. For over twenty years, from 1970 to 1991, Mr. Lewis was a strategic management consultant at Boston Consulting, as Founding Chairman of Strategic Planning Associates, and as Chairman of Mercer Management Consulting, a division of Marsh and McLennan. In his management consulting practice Mr. Lewis consulted to a number of money center banks, large life and casualty insurers, and money management companies. Mr. Lewis has served on twenty public company boards (Owens Corning, Scientific Games, American Management Systems, etc.), and private company boards (Mrs. Fields, Applied Predictive Technologies, etc.) and has participated in a number of public and private company transactions as a financial adviser, consultant, and board member.

Mr. Lewis has many years of experience in financial and management consulting, investment banking and board service at a number of other public and private companies. In these capacities, he has participated in a number of public and private company transactions. As a result, he contributes to the Board's understanding of executive compensation issues, merger and acquisition activity, investor relations and long-range planning. His experience in investment banking has been particularly useful when the Board considers its capital and liquidity needs and potential acquisitions.

Siri S. Marshall:    Age 64, director since September 30, 2005. Ms. Marshall is the former senior vice president, general counsel and secretary and chief governance and compliance officer at General, Mills, Inc., having retired from those positions as of January 1, 2008. Prior to joining General Mills in 1994, Ms. Marshall was senior vice president, general counsel and secretary of Avon Products, Inc. Ms. Marshall is also a director of Equifax, Inc., Alphatec Holdings, Inc., BioHorizons, Inc. and the Yale Center for the Study of Corporate Law and is a Distinguished Advisor to the Straus Institute for Dispute Resolution. She has served as a director of NovaCare, Inc., Jafra Cosmetics International, Snack Ventures Europe and the American Arbitration Association. She has also served as a member of The New York Stock Exchange Legal Advisory Committee. Ms. Marshall was the recipient of the Sandra Day O'Connor Board Excellence Award in 2011.

Ms. Marshall is an attorney-at-law and former general counsel, chief governance officer, and compliance officer at a Fortune 500 company. As a result, she is very familiar with the broad range of executive leadership issues at large public companies, and in particular, legal, regulatory, and corporate governance challenges. Through her service on the boards of other companies and participation in panel discussions at conferences for directors and attorneys, she keeps the Board informed on current trends in corporate governance, the approaches taken by other companies to shareholder concerns, and emerging board practices. She has also offered insights into executive succession planning, communications with institutional shareholders, proxy advisory firms, and the Board's responses to shareholder proposals and concerns.

Jeffrey Noddle:    Age 66, director since September 20, 2005. Mr. Noddle served as chairman of the board of directors of SUPERVALU INC. from 2002 until he retired in 2010. Previously, Mr. Noddle also served as chief executive officer of SUPERVALU since 2001. Prior to that time, Mr. Noddle held a number of other leadership positions at SUPERVALU, including president and chief operating officer from 2000-2001, corporate executive vice president and president and chief operating officer of SUPERVALU's distribution food companies, corporate vice president — merchandising and president of the company's Fargo and former Miami divisions. Mr. Noddle serves as a member of the boards of directors of The Clorox Company and Donaldson Company, Inc. He is also a former chairman of the Food Marketing Institute.

Mr. Noddle's service as the chairman and chief executive officer of a Fortune 500 company provided him with valuable experience in a number of areas that are important to the Company, including: mergers and acquisitions, including integration planning and execution; shareholder relations and communications; corporate governance issues; executive officer succession planning; balance sheet management; financial reporting; and long-range planning. He also has contributed to the Board's knowledge of the director recruitment process as it continues to review the current composition and needs of the Board.

H. Jay Sarles:    Age 67, director since September 30, 2005. Mr. Sarles is retired, having most recently served as vice chairman of Bank of America Corporation. Prior to that, he served as vice chairman and chief administrative officer of FleetBoston Financial with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including the company's wholesale banking businesses from 2001 to 2003. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles is also a member of the boards of directors of AvalonBay Communities, Inc. and ConnectEDU. Previously, Mr. Sarles had served as director of Carlyle Capital Corporation from 2006 to 2009.

Mr. Sarles has four decades of experience in the financial services industry. As an executive officer at Bank of America Corporation and FleetBoston Financial, he oversaw a wide range of businesses and functions, including technology and operations, treasury services, corporate strategy, mergers and acquisitions and investment banking. As a result, Mr. Sarles makes a valuable contribution to the Board in areas that include balance sheet management, financial reporting and disclosure, risk management, the integration of acquisitions, and long-range planning. Mr. Sarles also serves on several other boards of directors, which allows him to bring a broad perspective on board-related matters to our Board of Directors.

Robert F. Sharpe, Jr.:    Age 60, director since September 30, 2005. Mr. Sharpe retired in November 2010, having most recently served as a senior advisor to ConAgra Foods, Inc. Previously, he had served in a variety of senior positions with ConAgra since November 2005, including President of Commercial Foods since 2008 and Chief Administrative Officer since 2009. From 2002 until joining ConAgra, Mr. Sharpe was a partner at the Brunswick Group LLC, an international financial public relations firm. Prior to that, he served as senior vice president — public affairs, secretary and general counsel for PepsiCo, Inc. from 1998 to 2002. Previously, Mr. Sharpe was senior vice president and general counsel for RJR Nabisco, Inc. Mr. Sharpe is a member of the board of directors of Swedish Match AB.

Mr. Sharpe, who is an attorney-at-law, has been responsible for a wide range of functions as an executive officer and general counsel of Fortune 500 companies. His day-to-day experience with the current financial, legal, regulatory and operational issues facing public companies has been valuable to the Board. Mr. Sharpe offers an informed perspective on executive compensation programs to the Board and has advised it on communications with our institutional shareholders. In addition, he has a sound understanding of risk management, financial reporting and disclosure and corporate governance issues.

William H. Turner:    Age 72, director since September 30, 2005. Mr. Turner is the Chairman of International College and a senior advisor with Opera Solutions, LLC. Previously, he was the dean of Montclair State University until January 1, 2010, the founding dean of the College of Business at Stony Brook University, and a senior partner at Summus Limited. Prior to that, Mr. Turner was president and chief executive officer of PNC Bank, New Jersey from 1997 to 2000 and chairman of PNC Bank, N.A., New Jersey and Northeast Region from 2000 until his retirement in 2002. Before joining PNC, Mr. Turner was president and co-chief executive officer at Franklin Electronic Publishers, Inc. and vice chairman of Chemical Banking Corporation, which merged with The Chase Manhattan Corporation in 1995. Mr. Turner is currently a member of the boards of directors of FineMark Holdings Inc., Standard Motor Products, Inc. and Volt Information Sciences, Inc. Previously, Mr. Turner had served as director of Franklin Electronic Publishers, Inc. and New Jersey Resources, Inc.

Mr. Turner enjoyed a long career in the financial services industry, particularly in the retail banking sector. Originally trained as a credit officer, he has held a variety of senior banking positions. As a result, he is very familiar with the types of products and services that we offer to our clients and the importance of close cooperation with our regulators. He works closely with our chief financial officer, general auditor, and independent public accountants on a wide range of issues related to financial reporting and disclosure, risk management, regulatory compliance, balance sheet management, and internal controls. Mr. Turner has proven especially helpful in providing guidance and advice to our subsidiary Ameriprise Bank, FSB and the Audit Committee of another subsidiary, Threadneedle Asset Management Holdings Sarl. Mr. Turner's service on other boards and his past leadership roles in the academic world allow him to bring a wide range of experience and new insights to his service on our Board.

Item 2 — A Nonbinding Advisory Vote to Approve the Compensation of the Named Executive Officers

At our 2011 annual meeting, our shareholders strongly supported the Board's recommendation that a nonbinding advisory vote to approve the compensation of the named executive officers be held annually. As a result, you'll again have the chance to vote on this proposal at our 2014 annual meeting and at each annual meeting through our 2017 annual meeting. At the 2017 annual meeting, you will have another opportunity to vote on how frequently you would like this proposal to be presented to shareholders.

At our April 2010 annual meeting, we voluntarily gave our shareholders the opportunity to cast a nonbinding advisory vote on our executive compensation philosophy, objectives, and policies.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law. Among other things, the Dodd-Frank Act requires us to provide shareholders a separate nonbinding advisory vote to approve the compensation of our named executive officers. The named executive officers are the five officers identified in the Summary Compensation Table on page 51 of this proxy statement. We held such a vote at our 2012 annual meeting in the manner required by the rules of the Securities and Exchange Commission.

The Compensation and Benefits Committee will review the results of the vote on this proposal carefully with the aid of its independent compensation consultant. Depending upon the results of that review, the committee will take such action, if any, as it deems appropriate. Because this vote is advisory, however, it is not binding on us, our Board of Directors, or the Board's Compensation and Benefits Committee. Also, a negative vote will not overrule any decision made by the Compensation and Benefits Committee.

Before you vote on the resolution below, please read the entire Compensation Discussion and Analysis beginning on page 36 carefully. The Compensation Discussion and Analysis contains important information about our executive compensation program. It also explains how and why the Compensation and Benefits Committee made specific decisions about the named executive officers' compensation for their 2012 performance. The final section of the Compensation Discussion and Analysis on page 51 describes the committee's consideration of the results of the vote on this proposal at our 2012 annual meeting.

You should also carefully review the tables that immediately follow the Compensation Discussion and Analysis, together with the related narrative disclosure and footnotes.

The Board of Directors recommends a vote "For" the following nonbinding advisory resolution. Proxies will be voted "For" the resolution unless otherwise specified:

  RESOLVED, that the Company's shareholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.

Item 3 — Ratification of Audit Committee's Selection of the Company's Independent Registered Public Accountants for 2013

PricewaterhouseCoopers LLP was our independent accounting firm for the 2012 fiscal year and the Audit Committee has engaged it for our 2013 fiscal year. We disclose the fees paid to PricewaterhouseCoopers LLP for their services in our 2012 and 2011 fiscal years in this section.

On November 29, 2012, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The Audit Committee confirmed its decision to appoint PricewaterhouseCoopers at the committee's meeting held on February 26, 2013.

We are asking shareholders to ratify the committee's engagement of PricewaterhouseCoopers, subject to the limitation stated in the last sentence of this paragraph. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider other accounting firms for 2013. The Audit Committee will be under no obligation, however, to appoint new independent auditors.

One or more representatives of PricewaterhouseCoopers will be present at the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Independent Registered Public Accountant Fees

The following presents the aggregate fees billed for professional services by PricewaterhouseCoopers, the Company's independent registered public accounting firm for the year beginning January 1, 2012, in fiscal year 2012, and for the year beginning January 1, 2011, in fiscal year 2011, for these various services:

Description of Fees	Fiscal Year 2012 Amount	Fiscal Year 2011 Amount

Audit Fees	$7,457,000	$7,693,000
Audit-Related Fees	1,651,000	1,569,000
Tax Fees	1,942,000	1,993,000
All Other Fees	2,833,000	281,000

Total	$13,883,000	$11,536,000

Audit Fees.    The audit fees set forth above consist of fees for professional services during each fiscal year in connection with the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services.

Audit-Related Fees.    The audit-related fees set forth above consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements.

Tax Fees.    The tax fees set forth above consist of fees for tax services during each fiscal year. Of the $1,942,000 in 2012 tax fees, $1,647,000 was paid for tax planning and consulting services and $295,000 was paid for tax preparation services.

Services to Associated Organizations

PricewaterhouseCoopers also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $9,982,000 and $9,131,000 for services provided by PricewaterhouseCoopers in 2012 and 2011, respectively, primarily for performing audits and tax compliance services for mutual funds, collective funds, and alternative investment funds.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company's independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company's independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company's independent registered public accountants for services of any kind to be directed to the Company's general auditor and then submitted for approval to the Audit Committee or to the Audit Committee chairman prior to the beginning of any services. The Audit Committee has delegated such approval authority to its chairman, to be exercised in the intervals between committee meetings.

In 2012, 100% of the services provided by PricewaterhouseCoopers for the Company and its subsidiaries were pre-approved by the Audit Committee or its chairman.

The Board of Directors recommends a vote "For" the following resolution. Proxies will be voted "For" the following resolution unless otherwise specified:

  RESOLVED, that the Audit Committee of the Board of Directors' selection of PricewaterhouseCoopers LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2013 is ratified.

Item 4 — A Shareholder Proposal Relating to Supermajority Voting Rights

Mr. John Chevedden, acting as the representative of Mr. Kenneth Steiner, has submitted a resolution that Mr. Steiner intends to present at the annual meeting. Mr. Steiner is the proponent of the proposal and owns 220 shares of our common stock. His address is 14 Stoner Ave., 2M, Great Neck, New York 11021. Mr. Steiner's proposed resolution and his supporting statement are provided below exactly as we received them, as required by the rules of the Securities and Exchange Commission. The Board of Directors unanimously opposes this proposal and we ask that you please carefully consider the Board's statement in opposition before you vote on this item.

The Shareholder Proposal

Proposal 4* — Simple Majority Vote Right

  RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included James McRitchie and Ray T. Chevedden. Currently a 1%-minority can frustrate the will of our 74%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our company's overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company "D" continuously since 2010 with "High Governance Risk." Also "High Concern" in Executive Pay — $18 million for our CEO James Cracchiolo. A significant portion (30%) of Mr. Cracchiolo's annual incentive pay came from our executive pay committee's subjective opinion. Four of the 5 members of this committee received our highest negative votes.

Our highest paid executives received the bulk of their equity pay in the form of market-priced stock options and restricted stock, both of which simply vest over time. Equity pay given as a long-term incentive should include performance-vesting requirements. Moreover, market-priced stock options could give rewards due to a rising market alone, regardless of an executive's performance.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Proposal 4* — Simple Majority Vote Right

The Board's Statement in Opposition

The independent Nominating and Governance Committee of our Board of Directors carefully considered the shareholder proposal with the assistance of outside legal counsel. Acting upon the recommendation of that Committee, the Board of Directors decided to oppose the proposal and unanimously recommends that you vote "Against" it for the following reasons:

The proponent misunderstands the purpose of supermajority provisions.    The proponent describes supermajority voting provisions as an "entrenching mechanism," without further explanation or analysis. He also claims that "Supermajority requirements are arguably most often used to block initiatives supported by most shareholders but opposed by management" without offering a single example of when this has actually occurred, either at Ameriprise Financial or any other public company. These statements demonstrate the proponent's misunderstanding of the purpose of supermajority voting provisions.

Our supermajority provisions apply to limited fundamental changes.    Under our By-Laws a simple majority vote requirement applies to most matters submitted to a vote of our shareholders, including the proposal. As permitted by Delaware law, however, our By-Laws and Certificate of Incorporation contain a limited number of supermajority voting requirements relating to a few fundamental elements of our corporate governance structure. The affirmative vote of three-fourths of the outstanding shares of our common stock is required for shareholders to amend our By-Laws or certain provisions of our Certificate of Incorporation. Those provisions of our Certificate of Incorporation that may not be amended without a supermajority vote generally relate to: the authority of the Board to manage the business and affairs of the Company; the liability of directors; not permitting shareholder action by written consent; and the amendment of the Certificate.

The Board strongly believes that these limited supermajority voting provisions are reasonable and appropriate. When amendments are made to our By-Laws or Certificate of Incorporation that could have a long-lasting effect on the Company, we believe it is good corporate governance to ensure that a broad consensus of shareholders agree that the change is prudent. Our supermajority voting provisions do not pose an obstacle to changes that are broadly supported by shareholders. This was clearly proven at our 2010 annual meeting when the Board's proposal to eliminate its staggered structure was approved by approximately 88% of the shares entitled to vote on the proposal.

The proposal must be evaluated in light of our share ownership structure and corporate governance program.    The proponent's supporting statement implies that the approval of similar proposals at other public companies argues in favor of its approval by our shareholders. We believe the proposal should be evaluated in light of our particular share ownership structure, which is heavily concentrated. Currently, our largest 25 shareholders have the ability to vote more than 40% of our outstanding shares. Because of this concentration of holdings, without the protection of supermajority voting for limited fundamental changes, a relative handful of shareholders could implement these changes even if most shareholders disagreed. We believe this is not the type of good corporate governance that the proponent claims his proposal will foster.

The Company takes pride in its corporate governance program, going well beyond the minimum New York Stock Exchange's corporate governance listing standards. For example, the Board amended our By-Laws in 2006 to provide for majority voting for directors in uncontested elections. Our shareholders had the opportunity to provide an advisory vote on executive compensation before such a vote was legally required. As noted above, in 2010 the Board asked shareholders to approve the declassification of the Board so that beginning this year all directors will be elected annually for a one-year term. Eight of our nine directors are independent. The Board has also been proactive in areas such as oversight of corporate political spending, compensation consultant independence and equity award grant practices. In the context of this robust corporate governance program, we believe the protection provided by limited supermajority requirements for fundamental changes is appropriate.

The Company's performance is strong.    The proponent's supporting statement suggests that supermajority voting rights adversely affects company performance. This is simply not true. The Board believes that the best refutation of the proponent's argument is the Performance Graph included at the end of our 2012 annual report to shareholders. As that graph shows, the cumulative five-year total shareholder return on our common stock exceeded that of the S&P 500 Index and significantly outperformed that of the S&P Financials Index over the same period.

There is absolutely no connection between supermajority voting rights and executive compensation.    To the extent that the proponent's supporting statement implies that there is a connection between supermajority voting provisions and executive compensation, we believe it is false and misleading. Furthermore, neither of the research firms that the proponent references still exists as an independent firm and neither ever had any effect on the voting of our shares by institutional holders. Furthermore, the proponent wrongly implies that the long-term incentive component of our executive compensation program does not include performance-based awards. As explained in the Compensation Discussion and Analysis contained in this proxy statement, a significant portion of the long-term incentive mix for our executive officers consists of performance share units that are tied to the achievement of pre-established financial goals over a three-year performance period. The performance share plan was first implemented for 2010 performance. In addition, all incentive compensation awarded to executive officers is paid from a total incentive pool that is funded based upon the Company's performance.

Limited supermajority protections are right for our Company.    We believe shareholders should evaluate our limited supermajority protections in the context of the Company's strong performance, strong corporate governance program and concentrated share holdings. When viewed in that context, we believe these supermajority provisions represent good governance and are the right choice for the Company. We urge you to vote against the shareholder proposal.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis that follows this report. Based upon that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and in this proxy statement.

MEMBERS OF THE COMMITTEE: Jeffrey Noddle, Chairman Lon R. Greenberg Warren D. Knowlton W. Walker Lewis Siri S. Marshall Robert F. Sharpe, Jr.

Compensation Discussion and Analysis

Introduction

In this section of the proxy statement, we describe the material elements of the compensation program for our executive officers, including those identified in the Summary Compensation Table on page 51, who are called named executive officers. We also provide an overview of our executive compensation philosophy and explain how and why our Board's Compensation and Benefits Committee arrives at specific compensation policies and decisions.

The Corporate Governance Framework of Our Executive Compensation Program

Our executive compensation program operates within a corporate governance framework that is designed to ensure independent oversight, objective advice and analysis, appropriate risk management, and transparency. The following are some of the key elements of that framework and you can find additional details later in this Compensation Discussion and Analysis:

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The Compensation and Benefits Committee is composed solely of independent directors;

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The committee has retained Frederic W. Cook & Co., Inc. ("Cook") as its independent compensation consultant. Under the committee's written charter, the compensation consultant reports directly to the committee. The committee is solely responsible for the appointment, oversight, compensation, evaluation, retention, and termination of Cook or any other consultant or advisor. More details about the committee's independent compensation consultant are provided beginning on page 13;

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Cook has confirmed in writing to the committee that it satisfies the independence standards set forth in the Compensation Consultant Policy adopted by the committee and in the current Securities and Exchange Commission's rules and pending New York Stock Exchange corporate governance listing standards that will become effective on July 1, 2013;

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We explain how and when the committee grants equity awards on our website, together with a schedule of anticipated award dates for equity-based grants for the current year;

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The committee is prohibited from repricing stock options;

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None of our executive officers has an employment agreement with the Company;

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We prohibit our executive officers from hedging against a decline in the value of our stock;

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The committee made several reductions to the post-employment provisions of the executive compensation program beginning in 2012 to further align with recent market trends and emerging practices;

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During 2012 we continued to examine the subject of risk and incentive compensation. When appropriate, the committee considers risk in its decisions related to executive compensation and the findings from our ongoing analyses are detailed on pages 47-48; and

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The committee has a clawback policy for all named executive officers and other executive officers. This policy specifies the circumstances under which the committee may exercise its discretion, to the extent permitted by law, to seek the reimbursement or forfeiture of certain cash or equity awards granted on or after January 1, 2011.

The Role of the Compensation and Benefits Committee

The Compensation and Benefits Committee of our Board of Directors oversees our executive compensation program. The committee operates under a written charter approved by the Board, and only independent directors are eligible to serve on the committee. We provide important information about the committee's authority, the extent to which it may delegate its authority to other persons, and its processes and procedures in the section of this proxy statement captioned "Compensation and Benefits Committee" beginning on page 12. That section also includes additional information about the role of our executive officers in recommending the amount or form of executive compensation, and the role of the independent compensation consultant used by the committee during 2012. The committee has approved a Compensation Consultant Policy that is discussed in that section. Among other things, the policy establishes independence standards for the committee's consultant. Cook is engaged exclusively by the committee with respect to executive compensation matters and does not provide any other services to management or the Company.

Our Executive Compensation Philosophy

A talented, motivated and experienced workforce is essential to the success of any company. That is true at Ameriprise Financial for all employees, from senior executives to our entry level employees. Just as we compete with other companies for clients in the retail financial services marketplace, we also compete with other companies in the labor marketplace for employees with the talent, knowledge, integrity, and proven ability to produce results. The overall objective of our executive compensation program is to promote the long-term best interests of our shareholders by attracting and retaining effective, stable, and motivated leadership.

Considering all of these factors, the committee has developed an executive compensation philosophy based on the following core principles:

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Executive officers' compensation must be aligned with the long-term best interests of our shareholders;

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Our executive compensation program must be competitive enough to attract and retain executive officers who can achieve the Company's strategic goals and create long-term shareholder value;

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An executive officer's compensation must be appropriate in light of his or her experience, responsibilities, and performance; and

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There should be strong alignment between the total direct compensation that an executive officer earns and Company, business, and individual performance. The amount an executive officer earns should depend to a significant degree upon how well the Company and the executive officer perform against performance measures that are aligned with shareholder interests.

The committee does not consider gains or losses from long-term and equity incentive awards made in prior years, such as stock option exercises and restricted stock vesting, in determining new incentive awards. The committee believes that reducing or limiting current stock option grants, restricted stock awards or other forms of compensation because of prior gains realized by an executive officer would unfairly penalize the officer for high past performance and reduce the motivation for continued high achievement. Similarly, the committee does not consider a loss of value in prior equity awards in determining new incentive awards. Our severance and change-in-control plans, which we discuss in detail beginning on page 50, do not affect the committee's decisions regarding other elements of compensation. Those plans serve very specific purposes that are unrelated to the determination of a named executive officer's total direct compensation for a specific year.

Compensation for the Named Executive Officers Based on 2012 Performance

The committee has designed our executive compensation program to reflect our executive compensation philosophy. The committee has continued to refine the program based in part upon the advice of its independent consultant to reflect emerging best practices in executive compensation, simplify the overall plan design and further strengthen the alignment between shareholder and management interests. In

2010, changes to the program included the creation of the Performance Share Plan. In 2011, further refinements included the addition of relative weights to our key financial metrics to better define each metric's impact in determining total direct compensation for our named executive officers. For 2012, the committee also changed several components of the severance and change-in-control programs for all of our executive officers, reducing the potential future benefits under these programs. All of these items are described in the following pages.

In making its annual compensation decisions, the committee reviews the total direct compensation for each of our named executive officers, as well as the aggregate value of the total incentives being awarded. We use the term "total direct compensation" to refer to the sum of base salary and total incentives. We use the term "total incentives" to refer to the sum of the annual cash incentive award and the long-term incentive award. As discussed below, a significant portion of our named executive officers' compensation is comprised of performance-based incentives. If performance merits, the committee approves a total incentive pool shortly after the end of each year. The amount of this pool is based on two factors. The first factor is the committee's assessment of the Company's financial performance and strategic and business accomplishments for the prior year. The second factor is the target total incentive pool for executive officers, including the named executive officers, which is based on competitive market data provided to the committee by its independent compensation consultant. We discuss the performance assessment process for 2012 below, including the nature and use of market compensation data.

The committee establishes financial performance goals each performance year. These goals are not intended to be a prediction of how the Company will perform during the performance year or in any future period. The committee establishes these goals solely to help it align pay with performance. The goals are not intended to provide investors or any other party with guidance about our future financial performance or operating results. We strongly caution you not to take the financial performance metrics or strategic and business accomplishments disclosed below as a form of guidance, because they are not intended to be such. You cannot rely on any of the disclosures contained in the Compensation Discussion and Analysis as a prediction of the Company's future performance.

The committee follows a four-step process for determining the total direct compensation of our executive officers, including the named executive officers. As explained below, the committee will: assess performance results; determine the size of the total incentive pool; allocate individual awards; and determine the compensation mix.

Assess Performance Results

In this section, we highlight the key financial and strategic and business metrics that the Compensation and Benefits Committee used to determine the total incentive pool for our named executive officers. For 2012, the committee weighted financial performance at 70% and strategic and business accomplishments at 30% in assessing the Company's overall performance. Financial performance is weighted at 70% to reflect the committee's view that these objective measures are the most important indicators of the Company's success. Strategic and business accomplishments are weighted at 30% because the committee believes it is important to assess key accomplishments that may contribute to the achievement of our long-range plan. These weightings are unchanged from the prior year.

We use non-GAAP measures in the Compensation Discussion and Analysis. The appendix to this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012, at page 72, provide GAAP to Non-GAAP reconciliations.

We believe that operating measures, which exclude: net realized gains or losses; the market impact on variable annuity guaranteed living benefits, net of hedges, and the related deferred sales inducement costs ("DSIC") and deferred acquisition costs ("DAC") amortization; integration and restructuring charges; income (loss) from discontinued operations; and the impact of consolidating consolidated investment entities ("CIEs"), best reflect the underlying performance of our core operations and facilitate a more meaningful trend analysis. We use certain of these non-GAAP measures to evaluate our financial performance on a basis comparable to that used by some securities analysts and investors. Also, certain of these non-GAAP measures are taken into consideration, to varying degrees, for purposes of business planning and analysis and for certain compensation-related matters. Throughout the Compensation Discussion and Analysis, these non-GAAP measures are referred to as operating measures.

In 2012, Ameriprise delivered solid performance despite a challenging external environment in which consumer and business confidence remained depressed, equity markets experienced continued heightened volatility, and interest rates remained at all-time lows, which negatively impacted our net investment income and drove a non-cash charge as part of our annual DAC unlocking in the third quarter. These factors coupled with the sovereign debt crisis in the Eurozone and uncertainty in the United States caused by the fiscal cliff and the presidential election created additional environmental headwinds.

While the impact of these external factors on our business was significant, we navigated the environment well and continued to invest in and grow our core business. We focused on executing our strategic priorities, enabling us to make significant investments for growth while at the same time driving continued operational efficiency through reengineering efforts. Our strong balance sheet and effective enterprise risk management capabilities continue to benefit the firm and our shareholders, thereby enabling us to free up substantial capital, improve our liquidity position and give us flexibility to return significant capital to shareholders. As a result of these efforts, we have an attractive risk-return profile, an excellent platform for growth and improved price to earnings expansion potential.

The committee evaluates our financial performance relative to the plan approved by the committee for five weighted operating financial metrics. The 2012 plan and actual results for each of these operating financial metrics are shown below. A rating of "3" represents performance at target, and ratings of "1" and "2" are above target, with "1" being the highest possible rating.

Operating Metrics	Financial Weighting	2012 Actual ($ in millions)	2012 Plan ($ in millions)	Rating

Net Revenues	15%	$10,143	$10,186	3
Earnings	25%	$1,245	$1,247	3
Earnings per diluted share	20%	$5.59	$5.43	2
Return on equity excluding AOCI	20%	16.2%	15.5%	1
Balance sheet quality	20%			1

Overall Weighted Financial Rating				2

In 2012, we continued to deliver superior return on equity to shareholders by optimizing activities within and across business lines. We achieved this performance despite the challenges posed by the external environmental factors mentioned previously. We further shifted our earnings mix to our lower capital-intensive businesses, with 51% of total pretax income generated by Asset Management and Advice & Wealth Management. In Asset Management, we continued to transform the Asset Management business with the completion of the Columbia integration, by broadening our international reach with Threadneedle and by diversifying our retail and institutional flows. Asset management flows were challenged this year, as Columbia continued to absorb merger related ex-parent as well as other one-time outflows. In Advice & Wealth Management, our focus on experienced advisor recruiting coupled with strong client acquisition and wrap net inflows and other core initiatives drove solid financial performance despite lower client confidence in the markets. The Protection segment absorbed weather-related catastrophic losses, including superstorm Sandy, which muted results; however, the core business remains strong. The Annuities segment also performed well despite unfavorable non-cash DAC unlocking impacts and pressure on fixed annuity spreads from the continued historically low short- and long-term interest rate environment as well as market volatility.

Our balance sheet is also extremely healthy and remains a key differentiator on both a relative and absolute basis. During 2012, we maintained a strong excess capital position of $2+ billion and returned $1.7 billion of capital to shareholders through share repurchase and dividends, representing 130%+ of operating income. We also increased our dividend three times since the fourth quarter of 2011, representing a 96% increase in the dividend rate. We've accomplished this while at the same time freeing up additional capital by reducing our risk profile, effectively managing our exit from the deposit-taking and credit-originating activities of Ameriprise Bank and maintaining strong liquidity and asset quality levels. We believe these factors, along with variable annuity hedging effectiveness that has remained above 95%, continue to set us apart from peers. We feel these factors coupled with our continued strong balance sheet fundamentals provide us with a competitive advantage.

Based upon this financial performance, the committee evaluated the combined weighted financial rating for 2012 as 2, which is above-target performance.

The committee evaluates strategic and business accomplishments holistically and may change its evaluation metrics based on company priorities and specific goals. The committee evaluated 2012 strategic and business accomplishments based on the following five key objectives:

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Advisor Production:  In the midst of a difficult environment, the Company continued to drive strategic change to transform and grow the earnings power of the Advice & Wealth Management business, while at the same time making significant investments in the business to strengthen its platforms and capabilities. The Company is serving more mass affluent and affluent clients, deepening relationships with existing clients and increasing advisor productivity. Retail client assets reached an all-time high at $353 billion, up 14% over last year. The Company also drove year over year increases in mass affluent and affluent clients — up 7%, mass affluent and affluent client assets — up 16% and advisor productivity — up 6%.

  The Company has consistently invested to enhance both the client and advisor experiences. During the year, the Company finished converting all of our advisors to a new brokerage platform with minimal disruption and high advisor satisfaction. Additional investments included significant enhancement of online capabilities through the addition of industry-leading functionality and best-in-class advisor websites; improved service delivery capabilities and performance; further expansion of the virtual delivery advisor platform; and the evolution of our MORE WITHIN REACH® brand platform with compelling advertising.

  The Company continued to strengthen its position as a destination for advisors from across the industry as evidenced in a recent Cogent survey that ranked Ameriprise fourth out of 25 firms as an attractive destination for "Breakaway Advisors." Recruiting results were strong, with more than 380 experienced advisors joining Ameriprise Financial during the year and advisor retention remained very strong across our channels with employee channel retention at 91% and franchise channel retention at 94%. Retention of our most productive franchise advisors was 98%.

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Grow Assets and Protection In-Force:  Despite uncertain economic conditions and highly volatile markets that have affected consumers' investment behavior, the Company grew assets under management and administration by 8% to $681 billion and maintained life insurance in-force at $191 billion.

  In the Advice & Wealth Management segment, the Company experienced strong asset growth with increases in overall cash sales, client flows and wrap net inflows of $9.6 billion, up 33% from last year. Wrap assets reached an all-time high of $125 billion.

  In the Asset Management segment, the Company delivered strong one-, three-, and five-year investment performance across product offerings. As of year-end, 111 funds were rated four or five stars by Morningstar. Asset Management sales were down from 2011. Like many firms in the industry, the Asset Management business experienced net outflows in 2012. While our underlying flow characteristics were similar to other firms — equity net outflows and net inflows in fixed income portfolios — our results also reflected other items that were specific to Columbia, including merger-related outflows in former parent company portfolios, funds sub-advised by a third-party firm and from a portfolio manager's retirement. With completion of our multi-year initiative to integrate Columbia, we have established a strong foundation and are driving actions to position the business to achieve its growth objectives. At Threadneedle, we experienced solid inflows, excluding outflows from a closed book of insurance assets, and continued to diversify the business through asset gathering in continental Europe, the Middle East, Australia and expansion of our presence in Asia. Overall, we continued to take actions to grow the business including: strengthening of our brand position; implementation of an enhanced global leadership structure that leverages strong talent at both Columbia and Threadneedle; and ongoing investment to improve platform sales and increase our global reach.

  Within our annuities business, we continued to evolve our annuities product line and launched our next generation variable annuity rider using volatility controlled funds to meet evolving risk management and capital requirements. This action significantly reduced our capital requirements for these products. Our 2012 sales results were depressed by these prudent actions taken to provide targeted risk and return to clients and shareholders with variable annuity cash sales of $5.2 billion, down $1.2 billion versus 2011. Variable annuity ending account values were $68 billion, up $5.7 billion compared to a year ago.

  The Company performed well across its protection businesses. Despite the difficult environment, life insurance in-force was maintained at $191 billion due to client uptake of new product introductions, strong product performance and vigorous retention efforts. The property and casualty insurance business continued to generate good growth, with net written premiums growing 8% and policies in-force growing 9% over 2011.

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Invest for Growth:  The Company executed an investment agenda with expenditures of more than $225 million to strengthen core and strategic capabilities. The agenda included major initiatives such as the completion of the multi-year implementation of a new brokerage platform which was the largest and most complex technology project since the Company separated from its former parent in 2005, the completion of the Columbia integration, significant development and enhancement of online capabilities with industry leading functionality, expanded consumer touch points and the launch of new product introductions and enhanced product and service capabilities that improve the client and advisor experience. New and enhanced product capabilities included the addition of new dedicated funds in Active Portfolios®, expansion of the fixed income desk, a next generation variable universal life insurance product, a new indexed universal life product that expanded insurance cash offerings, and the addition of two absolute return funds broadening our Asset Management product solutions.

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Achievement of Restructuring and Reengineering Plans:  To mitigate the impacts of the slow growth environment, the Company took aggressive restructuring and reengineering actions through cost, structural and strategic initiatives across business and functional areas, which enabled us to improve profitability and continue to make significant investment in the business. As a result of these actions, reengineering saves in 2012 were $278 million, well in excess of goal.

  The decision to exit the deposit-taking and credit-originating operations of our bank was a major undertaking. Execution of this initiative went well and the Company is confident that the steps taken to close our bank operation results in a more favorable position for the current and evolving regulatory environment. Within the variable annuity business, the Company restructured the approach to risk management within client accounts as well as in living benefit offerings and enhanced annuity infrastructure for advisors. The changes in the variable annuity living benefits offering reduce contingent capital requirements for new sales, while also providing clients the benefit of downside risk protection to their account values. Lastly, the Company executed on a new multi-year agreement with IBM, which better supports the current business profile with an improved operating model and enhanced governance.

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Engagement, Development and Retention of Talent:  The Company continued its focus in 2012 on building a high-performing organization by developing and retaining key talent, strengthening engagement and reinforcing a culture of inclusion. The corporate employee engagement index remained at an all-time high and engagement scores continued to lead both current Financial Services as well as leading companies industry benchmark data provided by Kenexa. High performer employee retention rates remained strong with results in the mid-to-upper 90% range.

  In addition, the Company received a number of industry awards and was the recipient of diversity specific awards, including the Best Companies to Work For in Minneapolis and a 100% rating on the Corporate Quality Index by the Human Rights Campaign. Lastly, Ameriprise Community Relations was also recognized with several awards in 2012, most notably The Civic 50 award — a scientific evaluation to rank S&P 500 companies that best use their time, talent and resources to improve the quality of life where they do business. The Company continued its partnership with Feeding America, conducted one of its most successful employee giving campaigns, achieving record employee contributions benefiting thousands of non-profit organizations, and contributed more than 50,000 volunteer hours to local communities.

Based on the performance for these objectives, the committee provided a combined strategic and business accomplishments rating of 2 for 2012, which is above-target performance.

The committee evaluated the Company's overall performance rating for 2012 as a 2, which is above-target performance (2 financial performance × 70% + 2 strategic and business accomplishments × 30% = 2).

The committee reviews both financial performance and strategic and business accomplishments on an annual basis to ensure alignment with the Company's annual and long-range business plans. Financial performance is evaluated on an operating basis, which excludes: net realized gains or losses; the market impact on variable annuity guaranteed living benefits, net of hedges, DSIC and DAC amortization; integration and restructuring charges; income (loss) from discontinued operations; and the impact of consolidating CIEs. See the reconciliation of certain non-GAAP measures in the appendix to this proxy statement. Financial performance for 2012 also took into consideration impacts related to the annual DAC unlocking, impacts associated with the strategic decision to de-bank, changes in the interest rate environment during the year, and other out of period items related to tax impacts and actuarial model corrections.

Review of Financial Results.    The committee relies on the Board's independent Audit Committee to review and confirm the financial results used in the assessment of 2012 performance. The Compensation and Benefits Committee conducted its final review of performance and approved the incentive awards at its meeting on January 30, 2013.

Determine the Size of the Total Incentive Pool

Each year the committee establishes the size of the target incentive pool. This pool funds total incentive awards for the named executive officers, as well as other key executive officers. This target pool is aligned with the aggregate of the median of the competitive market data, and it is established with the assistance of the committee's independent consultant. The total target incentive pool for the named executive officers in 2012 was $21.8 million.

The committee's assessment of the Company's performance determines the extent to which the total incentive pool is funded below, at, or above target. As described in the previous section, the Company's overall performance rating for 2012 was a 2. As indicated by the following incentive leverage grid approved by the committee, a rating of a "2" equates to total incentive funding of 150% of target. The actual total incentive pool for 2012 of $28.7 million is less than 150% of target due to two considerations. The first is that the funding leverage grid shown below is a guideline for the committee to use in determining the appropriate funding level and the committee retains discretion to approve a funding level that is above or below the guideline value. For 2012, the Committee approved a funding percentage of 140% of target total incentives based on its overall assessment of performance (excluding the performance share target opportunity). The second is that performance shares were awarded at target consistent with the approved plan design (no leverage was applied to this element of incentive mix), which has the effect of lowering the funded total incentive pool in years of above target funding leverage.

Performance Rating	1	2	3	4	5
Funding level as a percentage of the total incentive pool target amount	200%	150%	100%	50%	0%

For the named executive officers who are covered employees under Section 162(m) of the Internal Revenue Code, the maximum amount that can be paid to an individual as an annual cash incentive award is limited to a percentage of the pool. We explain how we seek to maintain the federal income tax deductibility of these awards beginning on page 48. There is no minimum funding level for the total incentive pool. Depending upon the committee's assessment of the Company's performance in the context of the year's operating environment, the committee may decide not to fund any components of the total incentive compensation pool for the named executive officers.

Allocate Individual Awards

Our chief executive officer discusses the performance of and recommends to the committee total direct compensation for each other named executive officer. The chief executive officer's performance assessment for each other named executive officer is based on these factors, among others, depending on the officer's job responsibilities: the officer's contribution to the Company's financial performance and strategic and business accomplishments; demonstrated leadership ability; the engagement and talent development of their employees; adherence to ethical, legal, and regulatory standards of conduct; risk management skills; improvements in technology and service delivery; and the safety and soundness of the business or staff function's operating environment. None of these factors was assigned a specific target or weight in determining individual awards. Rather, the committee uses a holistic approach in considering these performance factors.

The committee evaluates the performance of our chief executive officer based largely on the assessment of the Company's performance as described in the section above captioned "Assess Performance Results."

Before the committee approves the chief executive officer's compensation, the committee discusses its recommendations with the other independent directors in an executive session of the Board of Directors meeting held that day. Our chief executive officer is not present for these discussions. This process allows the chairman of the committee to explain the committee's basis for its recommendations to the independent directors. It also allows other directors to make comments and ask questions before the committee members conduct a final vote on the chief executive officer's compensation.

The aggregate amount of the annual cash and long-term incentive awards that the committee approves for the chief executive officer and the other executive officers cannot exceed the amount approved by the committee for the total incentive pool. The committee may exercise its discretion to award less than the amount available for any named executive officer or the named executive officers as a group. The committee also has the discretion to make no such awards.

Determine the Compensation Mix

The committee generally believes that total compensation for its named executive officers should be targeted, on average, as illustrated in the following charts. Base salary is the smallest component of total direct compensation, representing approximately 8% of total direct compensation for our chief executive officer at target, and averaging 13% of total direct compensation for our named executive officers at target. We set base salary for our executive officers to be competitive in the market and to allow us to attract and retain executive talent. There were no base salary increases for our named executive officers in 2012. The majority of target total direct compensation for our named executive officers (nearly 90%) is comprised of annual cash and long-term incentives. We provide an annual cash incentive opportunity to our executive officers to motivate and reward them for the accomplishment of key annual goals. We provide a long-term incentive opportunity to our executive officers to align their long-term interests with those of shareholders, and to help retain valuable executive talent. Total incentive compensation is generally split evenly between annual cash and long-term incentives at target. All incentive awards are funded from the total incentive pool and are based on performance.

Mix of Total Compensation	Long-Term Incentive Mix Detail
(at target)	(at target)

The actual mix of compensation awarded to our named executive officers will vary from the above charts based on each executive officer's position and Company, business, and individual performance. For example, a year with very strong performance will tend to have a higher mix of incentive compensation. A year with relatively lower performance will have a lower mix of incentive compensation. The performance share award value is established and delivered as a fixed percent of the target total incentive award. As a result, the relative mix of performance share units awarded may vary from year to year. The committee regularly reviews compensation mix trends and may change the targeted mix from year to year. The target total incentive mix for named executive officers has not changed since 2010. The actual compensation mix of the 2012 awards for our named executive officers is provided in the following section.

Summary of Total Direct Compensation for our Named Executive Officers

The table below is not required by the rules of the Securities and Exchange Commission. We are providing it as supplemental information and you should review the Summary Compensation Table on page 51 and the following tables for more information about the compensation of our named executive officers. The purpose of this table is to provide a clear picture of the named executive officers' total direct compensation for the 2012, 2011, and 2010 performance periods. The supplemental chart below also differs from the Summary Compensation Table in that it omits the dollar amounts included in the Summary Compensation Table in the columns captioned "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" and "All Other Compensation." Those dollar amounts are unrelated to a named executive officer's performance and are therefore not included in total direct compensation.

The Securities and Exchange Commission's rule for when equity awards are reported in the Summary Compensation Table results in a one-year lag between the time the Compensation and Benefits Committee grants the awards and when they are reported in the Summary Compensation Table. For example, in January 2013 the committee approved equity awards for 2012 performance. As a result, the SEC's rule requires us to report those awards in the Summary Compensation Table that will be contained in our 2014 annual meeting proxy statement. The supplemental table below also differs from the Summary Compensation Table because we show the grant date fair value of equity awards based on the year of performance to which they relate.

We believe that the supplemental table below more clearly reflects our pay for performance philosophy and the compensation decisions made by the committee for the named executive officers for each performance year shown. The aggregate total incentive pool of $28.7 million awarded to named executive officers for 2012 performance was above target, but approximately 5% lower than the 2011 total incentives awarded for these same named executive officers. The pool was allocated as follows: $15.2 million in annual cash incentives (53% of total); and $13.5 million in long-term incentives (47% of total). Long-term incentives included approximately: $6.1 million in non-qualified stock options; $4.4 million in performance share units; and $3.0 million in restricted stock awards.

	Performance Year		Salary	Annual Cash Incentive Awards	Long-Term Incentive and Equity Awards(2)	Total Direct Compensation

James M. Cracchiolo, Chairman	2012		$950,000	$7,546,000	$6,683,600	$15,179,600
and Chief Executive Officer	2011		$950,000	$8,025,000	$6,942,000	$15,917,000
	2010		$950,000	$9,428,000	$7,647,000	$18,025,000

Walter S. Berman, Executive Vice	2012		$650,000	$2,457,000	$2,176,200	$5,283,200
President and Chief Financial Officer	2011		$650,000	$2,598,000	$2,252,000	$5,500,000
	2010		$650,000	$2,953,000	$2,397,000	$6,000,000

William F. Truscott, CEO,	2012		$650,000	$2,562,000	$2,269,200	$5,481,200
CEO, Global Asset Management	2011		$650,000	$2,732,000	$2,368,000	$5,750,000
	2010		$650,000	$3,368,000	$2,732,000	$6,750,000

Donald E. Froude, President,	2012		$550,000	$1,596,000	$1,413,600	$3,559,600
The Personal Advisors Group	2011		$550,000	$1,715,000	$1,485,000	$3,750,000
	2010		$550,000	$2,016,000	$1,634,000	$4,200,000

Kim M. Sharan, President, Financial	2012		$500,000	$1,085,000	$961,000	$2,546,000
Planning and Wealth Strategies and	2011	(1)	$500,000	$1,088,000	$942,000	$2,530,000
Chief Marketing Officer	2010	(1)	$500,000	$1,270,000	$1,030,000	$2,800,000

(1)
Ms. Sharan was not a named executive officer for the 2011 and 2010 performance years. This history is provided in this supplemental table for comparative purposes only and is not required in the Summary Compensation Table on page 51.

(2)
This column shows the grant date fair value for stock options and restricted stock awards, and the target value as of the grant date for performance share units.

Benefits and Other Compensation.    In addition to total direct compensation, our executive officers are eligible to participate in the health, welfare benefit and retirement programs of the Company on the same basis as other employees. We discuss the pension benefits available to our named executive officers on page 58.

Deferred Compensation Plan.    Executive officers and other eligible employees can elect to participate in a voluntary deferred compensation plan. Investment options under the plan include Ameriprise Financial share units and several of our mutual funds. Participants can defer up to 20% of their annual cash incentive awards earned for the prior year's performance and receive a Company stock match under the plan. The match is equal to 25% of the amount deferred. This match helps to encourage further investment in Ameriprise Financial by executives. The match is subject to a three-year cliff vesting requirement. Plan participants may elect to defer more than 20% of annual cash incentive awards into this plan, but any amount over 20% is not eligible for the match.

Perquisites.    The committee regularly reviews the type and amount of perquisites provided to our executive officers. We provide detailed information about this element of our executive compensation program for our named executive officers in footnote 4 to the Summary Compensation Table, on page 52. Perquisites constitute the smallest element of our executive compensation program.

Additional Information About Our Executive Compensation Program

As discussed above, the committee determined the 2012 incentive compensation for each named executive officer based on the established target total incentive pool, the incentive plan framework and weighted metrics, and 2012 performance. The committee also relied on guidance from Cook, its independent compensation consultant, in determining the funding level of the total incentive pool and the mix of cash and long-term incentives provided from the pool to each named executive officer. Cook provides the committee with updates on competitive market trends throughout the year.

Market Compensation Data

During 2012, Cook provided competitive market data to the committee, including a target total incentive pool with competitive range information above and below the market median.

The market median and market competitive ranges provided by Cook are based on several data sources, including proxy disclosures and published survey data. The proxy data is based on the competitive peer group shown below. The published survey data represents companies in the broader financial services industry and is provided by third-party data providers such as McLagan, Mercer, and LOMA. These data sources are evaluated by the committee on an annual basis taking into account the advice of its compensation consultant to confirm they are appropriate given our size, type and mix of business, and the industries we compete in for executive talent. Collectively, this data provides an important reference point and market check for the committee in determining how to position pay, and is an important input to the consultant's determination of market median and ranges above and below market median.

Ameriprise Financial is the only U.S. company to hold a top ten market position in each of our core businesses, including: Asset Management; Advice & Wealth Management; and Protection and Annuities. As a result, there is no single company that is comparable to us in every respect. Therefore, the committee reviews the mix of public firms listed below solely to act as a market check for our executive pay and Company performance. The peer group used for 2012 is shown below. This peer group has not changed since 2010.

Asset Management	Advice & Wealth Management	Protection and Annuities

Affiliated Managers Group	Bank of New York Mellon	Genworth Financial
AllianceBernstein	Northern Trust	Hartford Financial
BlackRock	PNC Financial	Lincoln National
Invesco	Schwab (Charles)	MetLife
Legg Mason	State Street	Principal Financial
Prudential Financial
Unum Group

The peer group is one of a number of analytical tools and reference points used by the committee. The committee also reviews and considers historical compensation levels for the executive officer and guidance provided by the committee's compensation consultant. Depending upon the Company's financial results and strategic and business accomplishments and the officer's individual performance, a named executive officer's total direct compensation may be below, within, or above the median of the market range for the officer's position.

Risk and Incentive Compensation

The Compensation and Benefits Committee is responsible for overseeing our incentive compensation arrangements, for aligning such arrangements with sound risk management and long-term growth and for verifying compliance with applicable regulations. As discussed in our 2012 proxy statement, management, including representatives from each of our material businesses, as well as our human resources, finance, internal audit and legal departments, conduct an annual internal review of our executive and non-executive incentive compensation programs, policies and practices. The results of this assessment are shared with the Compensation and Benefits Committee each year.

In 2012, a similar assessment was undertaken of all significant revisions to existing compensation arrangements and any new compensation arrangements. The team reviewed and discussed: the various design features and characteristics of new or revised Company-wide compensation policies and programs, as well as those at the business unit level; performance metrics at the Company and business unit levels; and approval mechanisms of all incentive programs for all employees. The team's objective was to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Company. Based on this assessment and after discussion with management and the committee's independent compensation consultant, the committee has concluded that our incentive compensation arrangements and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Committee reached this conclusion after considering a number of features of our incentive compensation structure that are designed to mitigate risk, including but not limited to:

•
We use different types of compensation vehicles that provide a balance of long- and short-term incentives and of fixed and variable features, with an emphasis on long-term performance (except for certain sales and sales management positions, whose competitive pay framework is more heavily short-term and where business controls are present to moderate risk);

•
We set performance goals that we believe are appropriate in light of past performance and market conditions;

•
Our budgeting and internal controls and procedures are sufficient to prevent the manipulation of performance results to enhance payments under incentive compensation arrangements;

•
We have stock ownership, retention guidelines and holding periods for all of our senior leaders that call for significant stock ownership and align the interests of our senior leaders with the long-term interests of our shareholders;

•
Our executive compensation recovery policy allows the Board of Directors to recoup from any executive officer certain cash or equity incentive compensation in the event of a material restatement of our financial results due to intentional misconduct; and

•
Our chief executive officer retains the discretion to adjust plans (other than those for our named executive officers) throughout the year in response to changing business conditions or unexpected events.

Also in 2012, at the request of the committee, its independent compensation consultant conducted a risk review and assessment of the Company's executive compensation program in which the named executive officers participate. This is similar to the review described in our prior year proxy statements. In completing this review, the consultant considered such factors as: mix of total compensation; weighted performance metrics; equity incentive grant types and design; stock ownership guidelines; and performance assessment processes, among others. The consultant also considered recent changes to our compensation programs for named executive officers including the performance share program and clawback policy. The committee determined, taking into account the consultant's review, the discussions with management, and the report provided by management, that our executive compensation program includes numerous risk mitigating factors and does not contain features that induce imprudent risk taking.

Special Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code: tax deductibility of compensation over $1 million.    Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to the Company for compensation over $1 million paid to the chief executive officer and the three most highly compensated named executive officers other than our chief financial officer. These officers, called covered employees, must have been serving as of the last day of Ameriprise Financial's fiscal year to be subject to this limitation in deductibility. One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to shareholder-approved plans.

For the cash incentive and restricted stock awards made to named executive officers, we use a separate pool. This pool operates in conjunction with the incentive pool created to pay the total incentive awards of our executive officers, including our named executive officers. The separate pool is intended to make those cash and stock awards deductible for federal income tax purposes. This pool does not increase the amount of compensation that a named executive officer receives.

The committee established the 162(m) incentive pool for 2012 in the first quarter of 2012 and set a maximum percentage of the pool that each named executive officer, other than our chief financial officer, could receive.

Among the compensation elements that we have discussed so far, the following can generally qualify as performance-based compensation for Section 162(m) purposes, in addition to the cash incentive award: stock options, restricted stock issued from the 162(m) incentive pool, and performance share units. Base salaries and any other compensation that is not considered performance-based will not be deductible to the extent the total of such compensation for a covered employee in any year exceeds $1 million.

Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the committee retains the flexibility to award compensation to our named executive officers and other executive officers that is not deductible for federal income tax purposes. We do not represent that the compensation paid to our named executive officers will be deductible for federal income tax purposes to the maximum extent possible.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation ("ASC 718").    Accounting rules govern how to value stock and option awards as of the date of grant, and when those awards are to be recognized as compensation expense. Under this accounting standard, we calculate the full grant date value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer may never realize any value from the award. This may happen when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. In the case of such options, we recognize accounting expense even though the executive officer may never realize any value from the options.

This accounting standard also dictates that companies recognize the compensation cost of a stock or option award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

Stock Option, Restricted Stock, and Performance Share Unit Grant Practices and Procedures

Grant practices and procedures.    The committee has adopted a Long-Term Incentive Awards Policy that details the policies and procedures we use to grant stock options, restricted stock and performance share units. The policy covers, among other topics: who has the authority to make grants; when grants may be made and when they become effective; required documentation; and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.

We have posted a copy of our Long-Term Incentive Awards Policy on our website on the Corporate Governance page at ir.ameriprise.com.    That site also includes an expected schedule of equity award grant dates for 2013 and will be updated for future years' grant date schedules. If you would like a copy of the policy and the expected schedule of 2013 grant dates, please write to our corporate secretary at the address given on page one of this proxy statement under "General Information." The corporate secretary will send you a copy at no expense to you.

The committee adopted the policy in order to document in one place the practices and procedures to be followed in making grants of stock options, restricted stock and performance share units. The committee also wanted to provide the greatest possible transparency and candor to our shareholders concerning our grant practices, particularly with respect to the timing of those grants and our policy for making grants when the committee or our chief executive officer may be aware of material nonpublic information about us or our securities.

Stock Ownership and Retention Guidelines

The committee has established stock ownership and retention guidelines for our senior leaders to more closely align their interests with the long-term interests of our shareholders. We believe this commitment to stock ownership will continue to play a significant role in driving our success and creating long-term value for our shareholders. Under the guidelines, executive officers are required to beneficially own shares of our common stock equal in market value to a specified multiple of their salary. Once ownership guidelines are satisfied, the number of shares associated with the guideline is locked in and considered satisfied regardless of movement in our stock price. The shares that count towards this ownership guideline include: shares owned directly; shares or phantom stock units held in qualified or nonqualified plans; and unvested restricted stock awards. The shares underlying outstanding stock options and unearned performance shares are not counted as shares owned for the purposes of this ownership guideline.

To ensure achievement of the ownership goals, executive officers who have not yet attained the required level of ownership must retain 75% of any restricted stock upon vesting or any stock acquired upon exercise of stock options (net of shares withheld for taxes or exercise costs) until the ownership guideline is attained. Once ownership guidelines are satisfied, the executive officer must retain 50% of any stock acquired, whether by the vesting of restricted stock or upon exercise of stock options, for a one-year holding period.

The stock ownership guideline for our chief executive officer is five times his salary, and he has met this goal. For each of the other named executive officers, the stock ownership guideline is three times his or her salary. As of December 31, 2012, each of the other named executive officers met the stock ownership goals under the policy.

Post-Employment Compensation and Benefits

We do not enter into individual employment, severance or change in control agreements with our named executive officers. Instead, the rights of our named executive officers to post-employment compensation and benefits are covered by our compensation and benefit plans. Under this "plan approach," the post-employment compensation and benefits of our named executive officers are established uniformly and separately from the other compensation elements.

Our use of a plan approach provides many benefits when compared to entering into individual employment agreements with each named executive officer. In most instances, this method ensures consistent terms and provisions and allows us the flexibility to amend or change our practices in response to market conditions. As part of the committee's ongoing review of the Company's programs, the committee's independent consultant reviews our post-employment provisions on an annual basis.

The committee utilizes the flexibility afforded by our plan approach to align our executive compensation programs with recent market trends, emerging executive compensation and corporate governance best practices and to be responsive to the opinions and concerns of our shareholders. As evidence of that flexibility and responsiveness:

•
Effective January 1, 2012, we reduced the severance multiple and changed the bonus definition that is used to determine the amount of severance potentially payable to our named executive officers for involuntary terminations unrelated to change in control;

•
We eliminated the Company payment of a "gross up" for the excise tax under Section 280G of the Internal Revenue Code; and

•
Beginning with all equity awards, including stock options, restricted stock and performance shares earned in 2012 (and granted on or after January 1, 2013), accelerated vesting following a change in control will be upon a "double-trigger," meaning that there must be a termination for good reason or involuntary termination not for cause following a change in control in order for accelerated vesting to occur.

Under our Senior Executive Severance Plan, severance benefits may become payable only in the event of certain involuntary terminations or if an executive is involuntarily or constructively terminated within two years following a change in control. We offer severance benefits upon certain limited involuntary terminations outside the executive officer's control because we believe that the severance benefits provide income continuity, which results in greater management stability and minimized turnover. Additionally, we have provisions designed to ensure that executives' interests remain aligned with the interests of shareholders should a change in control occur. We believe that this "double trigger" requirement for certain terminations following a change in control maximizes shareholder value because it ensures our named executive officers do not receive an unintended windfall by receiving a severance payment while maintaining their positions following a change in control. We believe this approach is a reasonable means to protect our named executive officers in the event of a change in control and align their interests with those of our shareholders because providing change in control benefits should eliminate, or reduce, any reluctance on the part of our named executive officers to pursue potential change in control opportunities that may be in the best interests of our shareholders.

Additional information regarding each element of our post-employment provisions as well as detailed information on these benefits and the value of potential payments that our named executive officers would receive in various scenarios is provided in the section "Potential Payments Upon Termination or Change of Control for Named Executive Officers," beginning on page 60.

The Committee's Consideration of the 2012 Nonbinding Advisory Vote to Approve the Compensation of our Named Executive Officers

In 2012 approximately 92% of the shares voted approved the compensation of our named executive officers. At the time of the 2012 vote, the committee had already approved the design and goals of our executive compensation program for the 2012 performance year. The committee has reviewed and discussed: these voting results; the absence of comments received from shareholders; and the voting results on this proposal at members of our peer group. After its review and discussion, the committee has concluded that the 2012 vote affirmed shareholder support of our approach to executive compensation and therefore did not change its compensation policies and decisions with respect to 2013 as a result of the 2012 vote.

As detailed on pages 45 and in the footnotes to the Summary Compensation Table below, the "Total" compensation numbers in the Summary Compensation Table do not represent the total direct compensation earned by the named executive officers for 2012 performance. The reasons are explained in the footnotes and in the Compensation Discussion and Analysis. We urge you to consider these points carefully when reviewing the Summary Compensation Table.

 Summary Compensation Table

The following table contains compensation information for our chief executive officer, chief financial officer, and the three other executive officers who were the most highly compensated for the year ended December 31, 2012.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

James M. Cracchiolo	2012	$950,000	$0	$1,602,000	$3,204,000	$7,546,000	$1,709,710	$680,721	$17,828,431
Chairman and Chief				$2,136,000
Executive Officer	2011	$950,000	$0	$1,886,000	$3,771,000	$8,025,000	$1,566,448	$661,137	$18,849,585
				$1,990,000
	2010	$950,000	$0	$2,850,000	$2,850,000	$9,428,000	$915,458	$735,596	$17,729,054

Walter S. Berman	2012	$650,000	$0	$520,000	$1,039,000	$2,457,000	$473,185	$209,029	$6,041,214
Executive Vice President				$693,000
and Chief Financial	2011	$650,000	$0	$591,000	$1,182,000	$2,598,000	$471,212	$212,955	$6,329,167
Officer				$624,000
	2010	$650,000	$0	$825,000	$825,000	$2,953,000	$343,503	$210,975	$5,807,478

William F. Truscott	2012	$650,000	$0	$546,000	$1,093,000	$2,562,000	$439,411	$151,148	$6,170,559
CEO, Global Asset				$729,000
Management	2011	$650,000	$0	$674,000	$1,347,000	$2,732,000	$394,399	$167,362	$6,675,761
				$711,000
	2010	$650,000	$0	$975,000	$975,000	$3,368,000	$248,636	$29,333	$6,245,969

Donald E. Froude	2012	$550,000	$0	$342,000	$686,000	$1,596,000	$146,381	$139,303	$3,916,684
President, The Personal				$457,000
Advisors Group	2011	$550,000	$0	$403,000	$806,000	$1,715,000	$137,433	$132,595	$4,169,028
				$425,000
	2010	$550,000	$0	$900,000	$400,000	$2,016,000	$93,281	$157,378	$4,116,659

Kim M. Sharan(5)	2012	$500,000	$0	$217,000	$435,000	$1,085,000	$193,144	$103,506	$2,823,650
President, Financial				$290,000
Planning and Wealth
Strategies and Chief Marketing Officer

(1)
The numbers in these columns are not the grant date fair value of restricted stock awards and stock options awarded to the named executive officer for 2012 performance. These amounts represent the grant date fair value of restricted stock awards, performance shares, and stock options for 2011 performance, but granted on February 6, 2012. For 2012, there are two amounts listed in the stock awards column. The top number is the restricted stock award earned for 2011. The bottom number is the performance share award granted at target for 2011. The actual number of performance share that will be earned at the vesting date is dependent upon future company performance and can range from 0 to 200% of target.

  The Company calculates the grant date fair value of restricted stock awards, performance shares and stock options in accordance with the applicable accounting rules. The grant date fair value represents the total compensation expense that the Company will recognize for restricted stock awards and stock options whereas the total compensation expense for performance shares will ultimately be the market value as of the vesting date.

  For the grant date fair value of restricted stock awards, we use the closing share price on the grant date which does take into account future dividends to be paid on restricted shares. Those dividends will be the same as those paid to other shareholders.

  In order to calculate the grant date fair value of stock options, we use the Black-Scholes option pricing model. For the stock options that became effective on February 6, 2012, we used the following assumptions for purposes of the Black-Scholes option pricing model: (i) an expected life of 5 years for each option; (ii) a dividend yield of 2.0%; (iii) an expected stock price volatility of 45.28%; and (iv) a risk-free rate of return of 0.769%.

(2)
This column represents the non-equity incentive plan compensation earned by the named executive officers. For 2012, this number is the cash incentive award that was earned for 2012 performance. For 2011, this number is the cash incentive award that was earned for 2011 performance. For 2010, this number is the cash incentive award that was earned for 2010 performance.

(3)
These amounts represent the changes in pension value for calendar year 2012 under the Company's retirement plans as described in the Pension Benefits Table of this proxy statement, effective December 31 of each fiscal year.

(4)
The 2012 amounts disclosed for All Other Compensation primarily consist of: (i) employer contributions under the 401(k) plan; (ii) the annual executive perquisites allowance, which is $35,000 for Mr. Cracchiolo and $25,000 for each other named executive officer, except Mr. Truscott who does not receive this allowance. Mr. Truscott and Ms. Sharan receive a reimbursement of up to $1,500 on financial planning fees paid to an Ameriprise financial advisor; (iii) a Company matching contribution on voluntary deferrals under the deferred compensation plan of the 2012 cash incentive award that are credited in the form of deferred share units; (iv) incremental cost of using a Company leased apartment instead of hotel for business travel to Minneapolis; (v) the incremental cost associated with certain personal use of the aircraft and Company-provided vehicle and driver, as required by the Company's security program (defined below); (vi) club membership fees which are used primarily for business purposes; (vii) reimbursement of certain income tax liabilities related to a specific business trip (although business travel ordinarily does not result in imputed income for an employee, the Company imputed income to these named executive officers in this instance in order to optimize its tax treatment for the business travel and the amount of the associated tax reimbursement for each officer is shown following his name: Messrs. Cracchiolo ($3,329), Berman ($6,507), and Froude ($6,125)); (viii) Company reimbursement of spousal travel for certain Company events; and (ix) gifts provided in conjunction with Company events. As a part of the CEO security program approved by the Compensation and Benefits Committee, the Company provided Mr. Cracchiolo with the following: security system monitoring for his personal residences; use of a car and driver for business and commuting purposes; use of our corporate aircraft by Mr. Cracchiolo and others for business and personal travel.

For purposes of calculating the 2012 incremental cost for use of the car and driver, a per mile rate was determined using vehicle maintenance, fuel, and toll expenses and applying the calculated rate to all miles associated with commuting or personal use. The Company used the following methodology for determining the incremental cost for personal usage of the corporate aircraft: (a) when used solely for personal travel, an hourly flight rate (that considers fuel, maintenance and miscellaneous flight costs) plus any direct expense associated with in-flight catering is applied; and (b) when others accompany executives during regular business travel, the incremental cost reflects those direct expenses associated with in-flight catering only. For purposes of calculating the incremental cost of the personal use of corporate aircraft during 2012, the following per flight hourly costs were used, rounded to the nearest dollar: $5,093 or $4,701, depending upon the aircraft used.

The following table shows the breakout of the major categories of All Other Compensation for the year ended December 31, 2012.

Name	Company Contributions to the 401(k)	Matching Contributions to Deferred Compensation Plan	Annual Cash Perquisites Allowance or Reimbursement of Financial Planning Fees	Personal Use of Corporate Aircraft

James M. Cracchiolo	$12,500	$377,300	$35,000	$166,466
Walter S. Berman	$12,500	$122,850	$25,000	$11,688
William F. Truscott	$12,500	$128,100	$1,500	$50
Donald E. Froude	$12,500	$79,800	$25,000	$13,877
Kim M. Sharan	$12,500	$54,250	$26,500	$0

(5)
Because Ms. Sharan is being included as a named executive officer for the first time, we are only required under the proxy disclosure rules to include her compensation for 2012.

 Grants of Plan-Based Awards in 2012

The table below shows the equity incentive awards made to our named executive officers in 2012. These awards were based on 2011 performance and funded from the 2011 total incentive pool. Stock options will not have value unless there is an increase in share price above the option exercise price. Performance share awards will not have value unless minimum performance results are achieved.

						All Other Option Awards (# of securities Underlying Options) (#)(3)
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards (# of shares of Stock or Units) (#)(2)
							Exercise or Base Price of Option Awards ($/share)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Threshold	Target (#)	Maximum

James M. Cracchiolo	2/6/2012	NA	39,315	78,630	29,486	176,830	$54.33	$6,942,000
Walter S. Berman	2/6/2012	NA	12,755	25,510	9,571	57,342	$54.33	$2,252,000
William F. Truscott	2/6/2012	NA	13,418	26,836	10,049	60,323	$54.33	$2,368,000
Donald E. Froude	2/6/2012	NA	8,411	16,822	6,294	37,860	$54.33	$1,485,000
Kim M. Sharan	2/6/2012	NA	5,337	10,674	3,994	24,007	$54.33	$942,000

(1)
This represents the number of performance shares awarded. These awards are scheduled to vest at the end of a three-year performance period and the number of performance shares that will be earned will be based on earnings per share growth, average return on equity, and total shareholder return performance as described in our 2011 proxy statement. The range in payout of performance shares is from 0 to 200% of target.

(2)
This represents the number of restricted shares awarded. These awards are scheduled to vest over a three-year period in increments of one-third per year.

(3)
This represents the number of stock options awarded. These awards are scheduled to vest over a three-year period in increments of one-third per year.

(4)
The exercise price is equal to the closing market price of Ameriprise Financial stock on the grant date.

(5)
These amounts are the grant date fair value of the stock options, restricted stock awards and performance shares as represented by the total ASC 718 compensation expense that will be recognized for these awards. The Company uses the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on February 6, 2012 were: (i) an expected life of 5 years for each option; (ii) a dividend yield of 2.0%; (iii) an expected stock price volatility of 45.28%; and (iv) a risk-free rate of return of 0.769%.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table contains information regarding outstanding equity awards held by the named executive officer as of December 31, 2012.

	Option Awards(3)
					Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)			Stock Awards(4)
	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Shares Exercisable (#)		Number of Securities Underlying Unexercised Option Shares Unexercisable (#)		Option Exercise Price ($/Share)	Option Expiration Date	Restricted Stock Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Unearned Performance Share Units of Stock That Have Not Vested ($)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)

James M. Cracchiolo	10/03/2005	400,000	(2)			$35.0350	10/02/2015	02/08/2010	25,517		$1,598,130
	01/26/2006	565,267	(2)			$43.6550	01/27/2016	02/07/2011	21,420		$1,341,535
	01/30/2007	457,999	(2)			$58.7300	01/30/2017	02/07/2011		33,901	$2,123,220
	01/29/2008	656,535	(2)			$52.8600	01/29/2018	02/06/2012	29,486		$1,846,708
	02/02/2009	385,686		342,845		$21.3400	02/03/2019	02/06/2012		39,315	$2,462,298
	02/08/2010	125,328		62,666		$37.2300	02/09/2020
	02/07/2011	58,781		117,562		$58.7000	02/08/2021
	02/06/2012			176,830		$54.3300	02/07/2022
Walter S. Berman	10/03/2005	126,055	(2)			$35.0350	10/02/2015	02/08/2010	7,387		$462,648
	01/26/2006	71,091	(2)			$43.6550	01/27/2016	02/07/2011	6,712		$420,373
	01/30/2007	70,124	(2)			$58.7300	01/30/2017	02/07/2011		10,630	$665,757
	01/29/2008	123,214	(2)			$52.8600	01/29/2018	02/06/2012	9,571		$599,432
	02/02/2009	38,374		94,189		$21.3400	02/03/2019	02/06/2012		12,755	$798,846
	02/08/2010	36,278		18,141		$37.2300	02/09/2020
	02/07/2011	18,424		36,849		$58.7000	02/08/2021
	02/06/2012			57,342		$54.3300	02/07/2022
William F. Truscott	01/26/2006	88,863	(2)			$43.6550	01/27/2016	02/08/2010	8,730		$546,760
	01/30/2007	70,124	(2)			$58.7300	01/30/2017	02/07/2011	7,665		$479,433
	01/29/2008	155,357	(2)			$52.8600	01/29/2018	02/07/2011		12,112	$758,575
	02/02/2009	218,514		109,259		$21.3400	02/03/2019	02/06/2012	10,049		$629,369
	02/08/2010	42,874		21,439		$37.2300	02/09/2020	02/06/2012		13,418	$840,369
	02/07/2011	20,996		41,993		$58.7000	02/08/2021
	02/06/2012			60,323		$54.3300	02/07/2022
Donald E. Froude	10/01/2008	72,941	(2)			$38.8300	10/02/2018	02/08/2010	8,058		$504,673
	02/02/2009	36,652		43,327		$21.3400	02/03/2019	02/07/2011	4,577		$286,658
	02/08/2010	17,590		8,795		$37.2300	02/09/2020	02/07/2011		7,240	$453,441
	02/07/2011	12,563		25,128		$58.7000	02/08/2021	02/06/2012	6,294		$394,193
	02/06/2012			37,860		$54.3300	02/07/2022	02/06/2012		8,411	$526,781
Kim M. Sharan	01/26/2006	42,951	(2)			$43.6550	01/27/2016	02/08/2010	3,381		$211,752
	01/30/2007	40,540	(2)			$58.7300	01/30/2017	02/07/2011	2,885		$180,688
	01/29/2008	49,553	(2)			$52.8600	01/29/2018	02/07/2011		4,565	$285,906
	02/02/2009			40,124		$21.3400	02/03/2019	02/06/2012	3,994		$250,144
	02/08/2010	16,600		8,301		$37.2300	02/09/2020	02/06/2012		5,337	$334,256
	02/07/2011	7,918		15,837		$58.7000	02/08/2021
	02/06/2012			24,007		$54.3300	02/07/2022

(1)
For better understanding of this table, we have included additional columns showing the grant date of stock options, restricted stock, and performance share units.

(2)
These stock options are fully vested. The vesting schedule for these stock options was disclosed in the tables from prior proxy statements.

(3)
Stock options vest according to the following:

Option Grant Date	Vesting Schedule	Remaining Vesting Dates

2/02/2009	33.33% vests each year for three years beginning two years from date of grant	02/02/2013
2/08/2010	33.33% vests each year for three years beginning one year from date of grant	02/08/2013
2/07/2011	33.33% vests each year for three years beginning one year from date of grant	02/07/2013, and 02/07/2014
2/06/2012	33.33% vests each year for three years beginning one year from date of grant	02/06/2013, 02/06/2014, and 02/06/2015

(4)
Restricted stock vests according to the following:

Restricted Stock Grant Date	Vesting Schedule	Remaining Vesting Dates

2/08/2010	33.33% vests each year for three years beginning one year from date of grant	02/08/2013
2/07/2011	33.33% vests each year for three years beginning one year from date of grant	02/07/2013, and 02/07/2014
2/06/2012	33.33% vests each year for three years beginning one year from date of grant	02/06/2013, 02/06/2014, and 02/06/2015

(5)
Performance Share Units granted in 2012 will vest on December 31, 2014, and are subject to the achievement of the established performance measures. Payout may range from 0% to 200% of target.

(6)
The market value of restricted stock is based on a market closing price on the NYSE of $62.63 on December 31, 2012.

Option Exercises and Stock Vested in 2012

The following table contains all stock option exercises and vesting events of restricted stock awards for all named executive officers during fiscal year 2012.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)

James M. Cracchiolo	95,418	$2,396,205	10,709	(1)	$588,138(i)
	63,768	$1,615,950	25,517	(2)	$1,393,738(ii)
	57,417	$1,431,323
	54,466	$1,191,028
	45,534	$993,965
	32,000	$702,322
	100,648	$2,314,370
	200,000	$5,094,780
	138,672	$3,531,968
	61,328	$1,562,801
	78,186	$1,991,628
	100,000	$4,087,361
	100,000	$4,091,443
	100,000	$4,164,536
Walter S. Berman	150,000	$4,802,094	3,356	(1)	$184,311	(i)
	118,762	$3,092,580	7,386	(2)	$403,423	(i)
	32,000	$870,779
William F. Truscott	66,817	$1,307,709	3,827	(1)	$210,178	(i)
			8,729	(2)	$476,777	(ii)
Donald E. Froude	50,000	$1,562,325	2,288	(1)	$125,656	(i)
			8,058	(2)	$440,127	(ii)
Kim M. Sharan	35,898	$694,099	1,442	(1)	$79,194	(i)
	35,000	$733,794	3,379	(2)	$184,560	(ii)
	40,124	$1,325,476
	40,124	$1,581,076

(1)
On 2/7/2012, the following restricted stock awards vested:

For Mr. Cracchiolo: a total of 10,709 shares vested, 4,951 of these shares were withheld to cover taxes, and a net of 5,758 shares were delivered.

For Mr. Berman: a total of 3,356 shares vested, 1,547 of these shares were withheld to cover taxes, and a net of 1,809 shares were delivered.

For Mr. Truscott: a total of 3,827 shares vested, 1,621 of these shares were withheld to cover taxes, and a net of 2,206 shares were delivered.

For Mr. Froude: a total of 2,288 shares vested, 1,020 of these shares were withheld to cover taxes, and a net of 1,268 shares were delivered.

For Ms. Sharan: a total of 1,442 shares vested, 521 of these shares were withheld to cover taxes, and a net of 921 shares were delivered.

(2)
On 2/8/2012, the following restricted stock awards vested:

For Mr. Cracchiolo: a total of 25,517 shares vested, 11,438 of these shares were withheld to cover taxes, and a net of 14,079 shares were delivered.

For Mr. Berman: a total of 7,386 shares vested, 3,296 of these shares were withheld to cover taxes, and a net of 4,090 shares were delivered.

For Mr. Truscott: a total of 8,729 shares vested, 3,697 of these shares were withheld to cover taxes, and a net of 5,032 shares were delivered.

For Mr. Froude: a total of 8,058 shares vested, 3,592 of these shares were withheld to cover taxes, and a net of 4,466 shares were delivered.

For Ms. Sharan: a total of 3,379 shares vested, 1,472 of these shares were withheld to cover taxes, and a net of 1,907 shares were delivered.

(3)
The value realized on vesting for restricted stock awards was based on the market closing price of an Ameriprise share on the date of vesting.

(i.)
For 2/7/2012, the market closing price was $54.92 per share.

(ii.)
For 2/8/2012, the market closing price was $54.62 per share.

 Non-Qualified Deferred Compensation for 2012

This table provides information about the Ameriprise Financial Deferred Compensation Plan. A named executive officer may only participate in the plan if he or she elects to defer receipt of compensation that would otherwise be payable in cash. All named executive officers elected to participate in the plan for the 2012 performance year. The amounts shown in the column "Executive Contributions" come from a deferral of the named executive officer's cash incentive award. If the named executive officer had not chosen to defer these amounts, we would have paid these amounts in cash. The amounts shown in this column are part of the dollar amount shown in the Summary Compensation Table on page 51, in the column "Non-Equity Incentive Plan Compensation" for 2012. The amount shown in the column "Executive Contributions" is not an additional award to the named executive officer.

	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year(4)	Aggregate Balance as of December 31, 2012(5)

James M. Cracchiolo	$1,509,200	$377,300	$2,273,478	$0	$15,250,538
Walter S. Berman	$491,400	$122,850	$577,453	$0	$4,705,474
William F. Truscott	$512,400	$128,100	$97,070	$0	$1,433,496
Donald E. Froude	$319,200	$79,800	$379,006	$574,859	$1,675,678
Kim M. Sharan	$217,000	$54,250	$54,568	$91,321	$1,169,875

(1)
These amounts are included in the Summary Compensation Table on page 51 in the column captioned "Non-Equity Incentive Compensation Plan Compensation" for 2012. These deferrals will not be credited to deferral accounts until after December 31, 2012 and therefore are not included in the column "Aggregate Balance as of December 31, 2012".

(2)
These amounts are included in the Summary Compensation Table on page 51 in the column labeled "All Other Compensation." Executives received a 25% Company matching contribution on deferrals of 2012 cash incentive awards (deferrals eligible for matching contributions are limited to 20% of such awards). The Company matching contributions are notionally credited to the Ameriprise Common Stock Fund, which tracks the performance of Ameriprise Financial common stock and are subject to a three-year cliff vesting period. The Company matching contributions will not be credited to deferral accounts until after December 31, 2012, and therefore are not included in the column "Aggregate Balance as of December 31, 2012."

(3)
These amounts represent the change in market value on amounts previously deferred under the Deferred Compensation Plan, based on the actual market-rate returns and dividend equivalents credited to deferral accounts for the period January through December 2012. Participants are able to allocate their deferrals among a number of investment options that track the performance of select Columbia mutual funds, Ameriprise Financial common stock and the Moody's Corporate Bond Yield Index. Future values are not guaranteed and will fluctuate based on changes in the market value of selected investment options.

(4)
These amounts represent distributions received in 2012 from compensation previously deferred by participants and related vested company matching contributions. Under the Deferred Compensation Plan, participants make an irrevocable election to have deferrals distributed in a lump sum or installments at a future date.

(5)
These numbers include amounts previously reported as compensation in Summary Compensation Tables for previous years for Messrs. Cracchiolo ($10,590,008); Berman ($4,086,513); Truscott ($2,495,548); and Froude ($1,307,750). The amounts shown in the table above for Messrs. Cracchiolo, Berman, and Truscott include amounts that they deferred prior to our spin-off from American Express Company as a public company on September 30, 2005. As a result, those amounts have not been previously reported as compensation in a Summary Compensation Table included in one of our annual meeting proxy statements. Each aggregate balance reflects the deduction of an $80 annual administrative fee.

 Pension Benefits in 2012

The following table presents information about the participation of our named executive officers in our retirement programs. Assumptions used for purposes of valuation are included in the footnotes.

	Plan	Number of Years Credited Service	Present Value of Accumulated Benefits(1)	Payments Made During Fiscal 2012

James M. Cracchiolo	Retirement Plan	30	$549,997	$0
	Supplemental Retirement Plan	30	$6,776,959	$0
	Total	30	$7,326,956	$0

Walter S. Berman	Retirement Plan	44	$347,004	$0
	Supplemental Retirement Plan	44	$2,000,783	$0
	Total	44	$2,347,787	$0

William F. Truscott	Retirement Plan	11	$162,199	$0
	Supplemental Retirement Plan	11	$1,829,650	$0
	Total	11	$1,991,849	$0

Donald E. Froude	Retirement Plan	4	$46,434	$0
	Supplemental Retirement Plan	4	$335,815	$0
	Total	4	$382,249	$0

Kim M. Sharan	Retirement Plan	10	$147,427	$0
	Supplemental Retirement Plan	10	$629,232	$0
	Total	10	$776,659	$0

(1)
The Ameriprise Financial Retirement Plan is a defined benefit pension plan, commonly referred to as a cash balance plan, which covers eligible employees of the Company. Each payroll period, the Company credits the account of each participating employee with an amount equal to a percentage of such employee's pension eligible pay for that period. The percentage varies with the employee's age and years of service. On March 1, 2010, changes were made to lower the applicable contribution percentages under the plan. The new applicable percentages are based on years of service only and no longer consider an employee's age. Employees who were eligible for the plan on March 1, 2010 will continue to receive the benefits outlined in the "Previous Table" below, until such time that the percentage under the "New Table" becomes more favorable.

Previous Table

Sum of Age Plus Years of Service	Applicable Percentage

Less than 35	2.50%
35-44	3.25
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

New Table (effective March 1, 2010)

Years of Service	Applicable Percentage

Less than 5	2.50%
5-9	3.25
10-14	4.00
15 and over	5.00

The retirement plan credits participants with interest on their balances. The retirement plan sets the fixed interest rate each year based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2012, the interest rate was 5%.

When an employee retires or terminates employment after completing three years of service, the retirement plan will pay out the cash balance amounts. The retirement plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the retirement plan to make payments in monthly installments over time, in amounts based on plan assumptions as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

The Ameriprise supplemental retirement plan is a non-qualified pension plan that allows participants to receive retirement plan contributions on pension earnings that exceed applicable limits under the Internal Revenue Code of 1986, as amended. The supplemental retirement plan balances vest after completing three years of service, reaching age 65, or upon disability or death.

The retirement plan account balances for Messrs. Cracchiolo, Berman, Truscott and Froude and Ms. Sharan as of December 31, 2012 were $459,315; $347,004; $130,107; $40,379; and $124,382, respectively. The supplemental retirement plan account balances for Messrs. Cracchiolo, Berman, Truscott and Froude and Ms. Sharan as of December 31, 2012 were $5,531,168; $1,926,014; $1,439,204; $284,432; and $518,384, respectively. For all of the named executive officers, their retirement plan or supplemental retirement plan balances are fully vested. The December 31, 2012 values shown in the table above for the retirement plan assumes a discount rate of 3.2% and a discount rate of 3.35% for the supplemental retirement plan. The values assume an interest crediting rate of 5.00% and a retirement age of 65, or current age for Mr. Berman, for both the retirement plan and the supplemental retirement plan.

Potential Payments Upon Termination or Change of Control for Named Executive Officers

The tables below describe the potential termination payments for the named executive officers under various termination of employment scenarios as if they occurred on December 31, 2012. As noted earlier, the Company does not have employment, severance or change in control agreements with any of the named executive officers. Rather, the rights of our executives with respect to specific events, including death, disability, severance or retirement, or a change in control of the Company, are covered by certain compensation and benefit plans of the Company, the material terms of which are summarized below.

We are providing two sets of tables for each named executive officer to show you what the officer would receive if he or she no longer worked for the Company. The first table shows the vested plan amounts that the named executive officer would receive if he or she left the Company for any reason. Any other employee participating in these plans would also receive any vested amounts in these plans if he or she no longer worked for the Company. The second table shows what the named executive officer would receive under various hypothetical situations resulting in a termination of his or her employment. The second table does not include amounts disclosed in the first table.

Both tables assume that the named executive officer's employment terminated on December 31, 2012. Because the numbers disclosed are calculated as of that date and are subject to other estimates and assumptions, the actual amounts the named executive officer may receive may differ materially from those shown in the tables. Additional information on the calculations for the payouts are outlined in the common set of footnotes to the tables. Unless otherwise specified in the common set of footnotes to the tables, all payments and benefits would be provided by Ameriprise Financial, Inc.

In addition to the amounts disclosed in these tables, the named executive officer would also receive any restricted stock that vested on or before his or her termination date. The officer would also be able to exercise any vested stock options. For more information, please see the Outstanding Equity Awards at Fiscal Year-End 2012 table on page 54.

Ameriprise Financial Senior Executive Severance Plan.    To be eligible for severance benefits under this Plan, a named executive officer must be terminated in connection with a workforce reduction, closure, or other similar event. Additionally, an employee who is involuntarily or constructively terminated within two years after a Change in Control (as described in the Plan and summarized below) is eligible for severance benefits. The severance amount is based upon a multiple of (i) the named executive officer's annual base compensation plus (ii) the average bonus and incentive amount over the previous three years. The named executive officer also is entitled to the bonus amount that he or she otherwise would have received for the year in which the termination occurred, pro-rated for the period of employment during that year. During the severance period, medical and dental benefits will continue and we have the right to continue other programs.

The severance amount is payable in installments according to our regular payroll schedule, except that the payments which would be made during the sixth month period following termination will be made in a lump sum on the first payroll period of the seventh month following termination. If the named executive officer is reemployed by us, he or she must repay any severance amounts paid and forfeit any severance amounts not yet paid to the extent that those amounts relate to the portion of the severance period after the date of reemployment.

In addition, a named executive officer who incurs an involuntary or constructive termination within two years after a Change in Control will have a credit made to his or her book reserve account in the Ameriprise Financial Supplemental Retirement Plan as of the date of termination equal to the value of employer contributions that would have been made to the Ameriprise Financial Retirement Plan, the

Ameriprise Financial 401(k) Plan, the Ameriprise Financial Supplemental Retirement Plan, or other similar plans during the period for which the employee receives severance payments under this Plan.

A Change in Control under the Senior Executive Severance Plan generally occurs if an unrelated person or entity acquires at least 30% of the voting power of our securities, an unrelated person or entity acquires at least 50% of the total voting power of our securities and at least 50% of the total fair market value of our equity or assets, or a majority of our Board is replaced during any 12-month period with persons whose appointment or election is not endorsed by a majority of our Board before the date of appointment or election.

A constructive termination occurs if, within two years after a change in control, a named executive officer resigns or otherwise terminates employment without consent for any of the following reasons: (i) a reduction in overall total compensation opportunity; (ii) relation to a location more than 35 miles from the named executive officer's primary residence and more than 50 miles from the named executive officer's then current work location; or (iii) a significant reduction in the named executive officer's position, title, duties, or responsibilities. To constitute a constructive termination, the named executive officer must provide the Company with a thirty-day period to remedy the situation.

Beginning in 2012, the gross-up provisions for excise taxes were eliminated and replaced with a best net approach, under which a named executive officer will receive reduced severance benefits if it results in a more favorable after-tax benefit for the officer.

Accelerated Vesting of Equity Compensation.    We eliminated the "single-trigger" acceleration of unvested incentive compensation upon a change in control for future awards of equity compensation granted on or after January 1, 2013. Instead, the vesting of awards granted on or after January 1, 2013, will only accelerate upon a "double-trigger" (change in control followed by termination for good reason or involuntary termination not for cause within two years).

Annual Cash Incentive Compensation.    Beginning in 2012, a pro-rata annual cash incentive award may also become payable in the event of a termination that results in severance benefits under our Senior Executive Severance Plan. A pro rata annual cash incentive award may become payable in the event an executive is involuntarily or constructively terminated within two years of a change in control. The pro rata payment of these awards rewards the executive for performance prior to the change in control of his or her performance prior to the change in control transactions.

Detrimental Conduct Agreements.    To help protect our competitive position, the named executive officers have signed detrimental conduct agreements. Detrimental conduct includes: working for certain competitors; soliciting our customers or employees; and disclosing confidential information for a period of up to one year after termination of employment. The detrimental conduct agreements include a provision that requires the named executive officers to forfeit or repay the proceeds from some or all of their long-term incentive awards received up to two years prior to the end of their employment if they engage in conduct that is detrimental to us. In addition, the severance and post-employment benefits described above require the named executive officer to sign an agreement that includes a general release and other restrictive covenants, in addition to the detrimental conduct agreement.

James M. Cracchiolo.    The following tables describe the potential termination payments for Mr. Cracchiolo for the various termination of employment scenarios, assuming separation of employment on December 31, 2012. These tables reflect the 2012 changes in our plans. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 56.

Vested Plan Balances Payable Upon Termination of Employment for any Reason(1)

Retirement Plan	$459,315
401(k) Plan	$1,695,754
Supplemental Retirement Plan	$5,893,943
Deferred Compensation Plan	$14,292,678
Total	$22,341,690

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$18,566,000	$27,849,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$7,546,000	$8,726,500	$7,546,000	$7,546,000
Accelerated vesting of long-term performance share unit awards(4)	$0	$0	$0	$2,236,246	$4,585,518	$4,585,518
Accelerated vesting of stock options(4)	$0	$0	$0	$17,677,494	$17,677,494	$17,677,494
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$4,786,372	$4,786,372	$4,786,372
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$2,266,170	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$957,860	$957,860	$957,860
Continued participation in health and welfare benefits(7)	$0	$0	$21,345	$32,017	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$4,350,000
Present value of disability benefits(9)	$0	$0	$0	$0	$1,776,077	$0
Total	$0	$0	$26,133,344	$64,531,660	$37,329,322	$39,903,245

Walter S. Berman.    The following tables describe the potential termination payments for Mr. Berman for the various termination of employment scenarios, assuming separation of employment on December 31, 2012. These tables reflect the 2012 changes in our plans. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 56.

Vested Plan Balances Payable Upon Termination of Employment for any Reason(1)

Retirement Plan	$347,004
401(k) Plan	$385,008
Supplemental Retirement Plan	$1,996,304
Deferred Compensation Plan	$4,705,474
Total	$7,433,790

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$4,979,000	$9,958,000	$0	$0
Payment of annual cash incentive award(3)	$2,457,000	$0	$2,457,000	$2,775,500	$2,457,000	$2,457,000
Accelerated vesting of long-term performance share unit awards(4)	$0	$0	$0	$710,120	$1,464,603	$1,464,603
Accelerated vesting of stock options(4)	$0	$0	$0	$4,970,600	$4,970,600	$4,970,600
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$1,482,452	$1,482,452	$1,482,452
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$1,034,049	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(7)	$0	$0	$15,641	$31,283	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$650,000
Present value of disability benefits(9)	$0	$0	$0	$0	$0	$0
Total	$2,457,000	$0	$7,451,641	$20,962,003	$10,374,655	$11,024,655

William F. Truscott.    The following tables describe the potential termination payments for Mr. Truscott for the various termination of employment scenarios, assuming separation of employment on December 31, 2012. These tables reflect the 2012 changes in our plans. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 56.

Vested Plan Balances Payable Upon Termination of Employment for any Reason(1)

Retirement Plan	$130,107
401(k) Plan	$428,869
Supplemental Retirement Plan	$1,546,730
Deferred Compensation Plan	$1,271,398
Total	$3,377,104

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$5,306,000	$10,612,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$2,562,000	$3,050,000	$2,562,000	$2,562,000
Accelerated vesting of long-term performance share unit awards(4)	$0	$0	$0	$785,839	$1,598,944	$1,598,944
Accelerated vesting of stock options(4)	$0	$0	$0	$5,721,568	$5,721,568	$5,721,568
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$1,655,561	$1,655,561	$1,655,561
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$489,261	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$162,097	$162,097	$162,097
Continued participation in health and welfare benefits(7)	$0	$0	$30,152	$60,304	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$2,600,000
Present value of disability benefits(9)	$0	$0	$0	$0	$2,014,220	$0
Total	$0	$0	$7,898,152	$22,536,631	$13,714,390	$14,300,170

Donald E. Froude.    The following tables describe the potential termination payments for Mr. Froude for the various termination of employment scenarios, assuming separation of employment on December 31, 2012. These tables reflect the 2012 changes in our plans. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 56.

Vested Plan Balances Payable Upon Termination of Employment for any Reason(1)

Retirement Plan	$40,379
401(k) Plan	$184,097
Supplemental Retirement Plan	$284,432
Deferred Compensation Plan	$1,470,928
Total	$1,979,836

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$3,448,500	$4,651,333	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$1,596,000	$1,865,500	$1,596,000	$1,596,000
Accelerated vesting of long-term performance share unit awards(4)	$0	$0	$0	$477,888	$980,222	$980,222
Accelerated vesting of stock options(4)	$0	$0	$0	$2,425,356	$2,425,356	$2,425,356
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$1,185,523	$1,185,523	$1,185,523
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$223,182	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$204,750	$204,750	$204,750
Continued participation in health and welfare benefits(7)	$0	$0	$15,519	$20,692	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$2,550,000
Present value of disability benefits(9)	$0	$0	$0	$0	$1,498,083	$0
Total	$0	$0	$5,060,019	$11,054,224	$7,889,934	$8,941,851

Kim M. Sharan.    The following tables describe the potential termination payments for Ms. Sharan for the various termination of employment scenarios, assuming separation of employment on December 31, 2012. These tables reflect the 2012 changes in our plans. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 56.

Vested Plan Balances Payable Upon Termination of Employment for any Reason(1)

Retirement Plan	$124,382
401(k) Plan	$351,506
Supplemental Retirement Plan	$541,395
Deferred Compensation Plan	$1,169,875
Total	$2,187,158

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(10)	Termination Due to Disability	Termination Due to Death

Severance benefit(2)	$0	$0	$2,471,500	$4,943,000	$0	$0
Payment of annual cash incentive award(3)	$1,085,000	$0	$1,085,000	$1,179,000	$1,085,000	$1,085,000
Accelerated vesting of long-term performance share unit awards(4)	$0	$0	$0	$302,023	$620,162	$620,162
Accelerated vesting of stock options(4)	$0	$0	$0	$2,129,063	$2,129,063	$2,129,063
Accelerated vesting of restricted stock awards(4)	$0	$0	$0	$642,584	$642,584	$642,584
Continued contributions to supplemental retirement plan(5)	$0	$0	$0	$322,473	$0	$0
Accelerated vesting of deferred compensation plan match(6)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(7)	$0	$0	$18,726	$37,453	$0	$0
Payout of life insurance benefits(8)	$0	$0	$0	$0	$0	$500,000
Present value of disability benefits(9)	$0	$0	$0	$0	$1,872,255	$0
Total	$1,085,000	$0	$3,575,226	$9,555,594	$6,349,064	$4,976,809

(1)
In the event of termination of employment for any reason, the executive is eligible to receive these vested amounts under the Company's retirement, 401(k), supplemental retirement and deferred compensation plans.

(2)
Under the Ameriprise Financial Senior Executive Severance Plan, the severance multiples for involuntary not for cause termination unrelated to a change in control were reduced for Mr. Cracchiolo and other executive officers. Beginning in 2012, the severance multiple for Mr. Cracchiolo was reduced from three times the sum of base salary and highest annual cash incentive award received over the previous three years to two times the sum of base salary and the average annual cash incentive award over the previous three years. For the named executive officers other than Mr. Cracchiolo, the severance multiple is one and one-half times the sum of base salary and the average annual cash incentive award over the last three years. For involuntary termination not for cause or constructive termination within two years following a change in control, severance is equal to the following multiples of the sum of base salary plus the average annual cash incentive award received over the previous three years: Mr. Cracchiolo (three times); Messrs. Berman and Truscott and Ms. Sharan (three times); and any new executive officer hired or promoted after March 19, 2008 which includes Mr. Froude (two times). For all participants under the Ameriprise Financial Senior Executive Severance Plan, the severance benefit is payable in biweekly installments, beginning on the seventh month following the executive's termination of employment (i.e., following a six-month delay), not exceeding the duration during which the executive is entitled to receive severance benefits under the plan.

(3)
If an executive leaves due to involuntary not for cause termination unrelated to change in control, retirement, death or disability, the amount paid to the executive for their annual cash incentive award for the year in which their termination of employment occurs is prorated to reflect the period of the year that was worked, based on actual performance, and fully discretionary. The hypothetical amount shown in the table is based on the actual cash incentive award earned for 2012 performance. In the event of involuntary termination not for cause within two years of a change of control, the executive will receive the average of the prior two years' annual cash incentive awards in a lump sum following the executive's termination of employment. The hypothetical amount shown in the table is based on the average of the actual cash incentive awards earned for 2010 and 2011.

(4)
In the event of a change in control, death or disability, vesting accelerates for all outstanding stock options, restricted shares and on a prorated basis for all outstanding performance shares. Beginning with awards issued after 2012, accelerated vesting in the event of a change in control will also require an involuntary or good reason termination of employment within two years of the change in control. In the event of retirement, outstanding restricted shares, performance shares, and stock options granted in the year of retirement are forfeited. For awards granted prior to the year of retirement, vesting does not accelerate upon retirement but the awards remain outstanding and continue to vest.

(5)
In the event of involuntary termination not for cause or constructive termination within two years of a change of control, the executive will receive the value of Company contributions that would have been made on his behalf to the Company's retirement, 401(k), and supplemental retirement plans during the severance period. Immediately upon a change in control, the entire value of each executive's account under the supplemental retirement plan will be transferred to a trust established for this purpose. Continued contributions will be credited to the executive's account under the supplemental retirement plan as of the date of the executive's termination of employment. Payment is made from the trust in a lump sum or annual installments based on the executive's distribution election under the supplemental retirement plan.

(6)
In the event of a change of control, death or disability, vesting fully accelerates on the Company match portion of the deferred compensation plan. For participants who are retirement eligible (applicable to Mr. Berman and Ms. Sharan as of December 31, 2012), the Company match is fully vested.

(7)
In the event of involuntary termination not for cause or good reason termination of employment within two years of the change in control, the executive is provided continued participation in the medical, dental and life insurance benefits during the severance period.

(8)
Reflects the life insurance benefit payable for both Company-provided and employee-purchased coverage. All employees including the named executive officers are provided a Company-funded coverage of one times base salary.

(9)
In the event of disability, the executive would be eligible to receive disability income as long as they remained disabled until reaching age 65. The amount shown indicates the present value of potential future disability payments that would be received between December 31, 2012 and the executive reaching age 65, using a 3.20% discount rate.

(10)
Beginning in 2012, named executive officers are no longer eligible to receive a payment from the Company to put the executive in the same after-tax position as if no excise taxes under the Internal Revenue Code Section 280G had been imposed. This excise tax reimbursement and gross up by the Company was eliminated for all executive officers.

Certain Transactions

Related Person Transaction Review Policy

Our Audit Committee has adopted a written policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the Securities and Exchange Commission. Any amendments to the policy require Audit Committee approval.

Reportable transactions include those in which we are a participant and in which a related person has a direct or indirect interest. Related persons include: our directors, director nominees and executive officers; any person known by us to be the beneficial owner of more than five percent of our voting securities; and certain family members of, or certain other persons sharing the household of, any of our directors, director nominees or executive officers or holders of more than five percent of our voting securities.

Standards to be applied to the review of related person transactions include, but are not limited to, the following:

•
materiality of such transaction;

•
benefits of such transaction to us;

•
structure of such transaction;

•
the extent of the related person's interest, benefit or influence in such transaction;

•
whether the terms of such transaction are on an arm's length basis with terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances or otherwise can be determined as fair to us; and

•
whether means are available to manage any actual or apparent conflict of interest that may arise under such transaction following the time it is approved or entered into.

The Audit Committee of our Board of Directors, as well as the Audit Committee's chairman acting alone under delegated authority, have the responsibility to review, approve, disapprove or ratify related person transactions. Any Audit Committee member who is a related person under a transaction that is the subject of review is recused from voting upon any approval, disapproval or ratification of that transaction. Conditions operative to the transaction or to the relationship with the related person may be included in an approval or ratification.

Transactions with Other Companies

In the usual course of our business, we have transactions with many other firms. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

Transactions Between the Company and Our Directors and Officers

Our executive officers and directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, our broker-dealer subsidiary Ameriprise Financial Services, Inc. may extend margin loans (except margin loans to acquire the Company's stock) to our directors and executive officers under their brokerage accounts. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and directors may also have transactions with us or our subsidiaries involving other goods and services, such as insurance, brokerage and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees (with respect to executive officers) or to the public (with respect to our outside directors) generally.

Transactions with Significant Shareholders

From time to time we may engage in ordinary course relationships and commercial transactions with our significant shareholders or their subsidiaries. We do not believe that these transactions are material to our Company.

In the usual course of our advice and wealth management business, we provide to BlackRock, Inc. or its affiliates (BlackRock) distribution services and marketing support in connection with the sale of BlackRock products to our clients. We received approximately $15.2 million in marketing support and related payments from BlackRock in 2012.

In the usual course of our advice and wealth management business, we provide to JPMorgan Chase & Co. or its affiliates (JPMorgan) distribution services and marketing support in connection with the sale of JPMorgan products to our clients. We received approximately $4.2 million in marketing support and related payments from JPMorgan in 2012.

In the usual course of our asset management business, JPMorgan provides distribution and marketing support in connection with the distribution of our investment products. In addition, JPMorgan provides certain advisory and sub-advisory services, investment operations support and equity and fixed income trading services. We paid approximately $26.3 million in fees to JPMorgan in 2012 in connection with these services.

In the usual course of our asset management business, we provide advisory and sub-advisory services in connection with certain plans and products offered by JPMorgan. We received approximately $1.7 million in fees in 2012 in connection with these services.

In the usual course of our asset management and risk management activities, we have entered into various option, swap and other derivative contracts with JPMorgan. The aggregate fair market value of agreements outstanding at December 31, 2012 was ($180) million, which amount was fully collateralized.

In the usual course of our asset management activities, we own or manage the various debt securities of our significant shareholders and their affiliates. At December 31, 2012, these holdings included: $825 million par amount of debt securities issued by JPMorgan; and approximately $3 million par amount of debt securities issued by BlackRock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the Securities and Exchange Commission, and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any of the Company's equity securities. With respect to 2012, to the best of our knowledge, all required reports were filed on a timely basis, except as described in the following sentence. Due to an administrative error, the attorney-in-fact responsible for filing Section 16 reports for Mr. Stewart filed two late reports for five transactions. In making this statement, we have relied in part on the written representations of our current independent directors and our current executive officers, and on copies of the reports provided to us.

 Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business By Shareholders

Under the Securities and Exchange Commission rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2014 annual meeting of shareholders, our corporate secretary must receive the proposal at his office by 5:00 p.m. Central time on November 13, 2013. Proposals that are mailed, faxed, emailed or otherwise delivered to anyone other than our corporate secretary must still be received by the corporate secretary no later than 5:00 p.m. Central time on November 13, 2013.

Under our By-Laws, and as the Securities and Exchange Commission rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a written notice to the corporate secretary of the Company at our principal executive offices. Our corporate secretary must receive notice as follows, no later than 5:00 p.m. Central time on the date specified:

•
Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days or more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2013 annual meeting is held on schedule, we must receive notice pertaining to the 2014 annual meeting no earlier than December 25, 2013, and no later than January 24, 2014.

•
However, if we hold the annual meeting on a date that is not within 30 days before or 70 days after such anniversary date, we must receive the notice no more than 120 days before the annual meeting date and no later than the later of the 90th day prior to the annual meeting date or ten days after our first public announcement of the annual meeting date.

•
If we hold a special meeting to elect directors, we must receive a shareholder's notice of intention to introduce a nomination no earlier than the 120th day prior to the special meeting date and no later than the later of the 90th day prior to the special meeting date or ten days after our first public announcement of the special meeting date and the nominees proposed by the Board.

Any notice that is mailed, faxed, emailed or otherwise delivered to anyone other than our corporate secretary must still be received by the corporate secretary no later than 5:00 p.m. Central time on the relevant date specified above.

Our amended and restated By-Laws require a nominee to deliver signed forms of a questionnaire, representation, and agreement that our corporate secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the meeting other than the items we refer to in this proxy statement. If any other matter comes before the meeting, the named proxies will use their best judgment in voting the proxies.

* * * *

We have made available on the Internet our 2012 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2012 Form 10-K, excluding certain exhibits, please contact Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, Ameriprise Financial, Inc., 1098 Ameriprise Financial Center, Minneapolis, Minnesota 55474. We will provide a copy without charge.

Please vote by telephone or online or sign, date and return your proxy or voting instruction form in the prepaid envelope you received if you requested paper copies of our proxy materials. We encourage you to attend the April 24, 2013, meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders and their proxies or qualified representatives, if you are not a registered shareholder please bring with you some proof of Ameriprise common stock ownership, such as a current brokerage statement, and a form of identification bearing your photograph. If you are attending the meeting as a proxy or qualified representative of a shareholder, please bring a form of identification bearing your photograph and written evidence of your authority to act on behalf of the shareholder, bearing the shareholder's signature. No cameras, cellular telephones, pagers, or other electronic or recording devices will be allowed to be used in the meeting room.

By order of the Board of Directors,

THOMAS R. MOORE
Vice President, Corporate Secretary and Chief Governance Officer

 Appendix
GAAP to Non-GAAP Reconciliations

($ in millions)	Full Year 2012

Total net revenues	$10,217
Less: Revenue attributable to the CIEs	71
Less: Net realized gains	7
Less: Integration/restructuring charges	(4)

Operating total net revenues	$10,143

($ in millions, except per share amounts)	Full Year 2012	Per Diluted Share Full Year 2012

Net income attributable to Ameriprise Financial	$1,029	$4.62
Less: Loss from discontinued operations, net of tax	(2)	(0.01)

Net income from continuing operations attributable to Ameriprise Financial	1,031	4.63
Less: Net realized gains, net of tax(1)	5	0.02
Add: Integration/restructuring charges, net of tax(1)	46	0.21
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	173	0.77

Operating earnings	$1,245	$5.59

(1)
Calculated using the statutory tax rate of 35%.

($ in millions)	Full Year 2012

Net income attributable to Ameriprise Financial	$1,029
Less: Loss from discontinued operations, net of tax	(2)

Net income from continuing operations attributable to Ameriprise Financial	1,031
Less: Adjustments(1)	(214)

Operating earnings	$1,245

Ameriprise Financial shareholders' equity(2)	$9,071
Less: Accumulated other comprehensive income, net of tax "AOCI"(2)	1,001

Ameriprise Financial shareholders' equity excluding AOCI(2)	8,070
Less: Equity impacts attributable to the consolidated investment entities(2)	397

Operating equity(2)	$7,673

Return on equity from continuing operations, excluding AOCI	12.8%
Operating return on equity, excluding AOCI(3)	16.2%

(1)
Adjustments reflect the trailing twelve months' sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and Deferred Acquisition Cost (DAC) amortization; and integration/restructuring charges. After-tax is calculated using the statutory tax rate of 35%.

(2)
Amounts represent the five-point average of quarter-end balances.

(3)
Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders' equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator. After-tax is calculated using the statutory tax rate of 35%.

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2013. Meeting Information AMERIPRISE FINANCIAL, INC. Meeting Type: Annual Meeting For holders as of: February 28, 2013 Date: April 24, 2013 Time: 11:00 a.m., CT Location: Ameriprise Financial, Inc. 707 Second Avenue South Minneapolis, Minnesota 55474 For information on how to obtain directions to be able to attend the annual meeting and vote in person, please call 612-678-0106. ® You are receiving this communication because you hold shares in the above named company This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. CORPORATE SECRETARY'S OFFICE 1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474 M53609-P31751 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX . XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 10, 2013 to facilitate timely delivery. M53610-P31751 How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX

Voting Items The Board of Directors recommends you vote FOR each of the following director nominees: 1. Election of Directors The Board of Directors recommends you vote FOR the following proposals: NOMINEES: 1a. James M. Cracchiolo 2. To approve a nonbinding advisory resolution approving the compensation of the named executive officers. 1b. Lon R. Greenberg 3. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent registered public accountants for 2013. 1c. Warren D. Knowlton 1d. W. Walker Lewis The Board of Directors recommends you vote AGAINST the following proposal: 1e. Siri S. Marshall 4. A shareholder proposal relating to supermajority voting rights. 1f. Jeffrey Noddle NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1g. H. Jay Sarles 1h. Robert F. Sharpe, Jr. M53611-P31751 1i. William H. Turner

M53612-P31751

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote online and, when prompted, indicate that you agree to receive or access proxy materials online. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CORPORATE SECRETARY'S OFFICE 1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474 M53607-P31751-Z59159 AMERIPRISE FINANCIAL, INC. The Board of Directors recommends you vote FOR each of the following director nominees: Abstain Against For 1. Election of Directors ! ! ! 1a. James M. Cracchiolo The Board of Directors recommends you vote FOR the following proposals: ! ! ! 1b. Lon R. Greenberg Abstain For Against ! ! ! ! ! ! 2. To approve a nonbinding advisory resolution approving the compensation of the named executive officers. 1c. Warren D. Knowlton ! ! ! ! ! ! 3. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent registered public accountants for 2013. 1d. W. Walker Lewis ! ! ! 1e. Siri S. Marshall The Board of Directors recommends you vote AGAINST the following proposal: ! ! ! 1f. Jeffrey Noddle ! ! ! ! ! ! 4. A shareholder proposal relating to supermajority voting rights. 1g. H. Jay Sarles ! ! ! 1h. Robert F. Sharpe, Jr. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! 1i. William H. Turner ! ! Please indicate if you would like to keep your vote confidential under the current policy Yes No Note: Please sign as your name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. M53608-P31751-Z59159 AMERIPRISE FINANCIAL, INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on Wednesday, April 24, 2013 The undersigned hereby appoints Walter S. Berman, John C. Junek and Thomas R. Moore, or any one of them, proxies or proxy, with full power of substitution, to vote all common shares of Ameriprise Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Ameriprise Financial, Inc. headquarters at 707 Second Avenue South, Minneapolis, Minnesota 55474, on Wednesday, April 24, 2013, at 11:00 a.m., Central time, and at any adjournment(s) of the meeting, as indicated on the reverse side of this proxy card, with respect to the proposals set forth in the proxy statement, and in their discretion upon any matter that may properly come before the meeting or any adjournment(s)of the meeting for which voting instructions have not been given. The undersigned hereby revokes any proxies submitted previously. To ensure timely receipt of your vote and to help reduce costs, you are encouraged to submit your voting instructions online or by telephone. Follow the instructions on the reverse side of this card. If you vote online or by telephone, you do NOT need to mail back your proxy card. If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the business reply envelope provided. If you return a properly executed proxy card but do not mark voting boxes on the reverse side, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side. Notice to participants in the AMERIPRISE FINANCIAL 401(k) PLAN If you participate in the Ameriprise Financial 401(k) Plan, your proxy card includes shares that the plan has credited to this account. To allow sufficient time for the Ameriprise Financial 401(k) Plan trustee to vote, the trustee must receive your voting instructions by 10:00 a.m. Eastern time on April 22, 2013. If the trustee does not receive your instructions by that time, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote. Continued and to be signed on reverse side